UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

QUAKER CHEMICAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

TIME:	8:30 A.M., local time, on Wednesday, May 12, 2010

PLACE:	Quaker Chemical Corporation One Quaker Park 901 E. Hector Street Conshohocken, Pennsylvania 19428

ITEMS OF BUSINESS:	(1) To elect three directors.

(2)    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to examine and report on our financial statements and internal control over financial reporting for the year 2010.

(3) To transact any other business properly brought before the meeting.

WHO MAY VOTE:	You can vote at the meeting and any adjournment(s) of the meeting if you were a shareholder of record at the close of business on March 5, 2010.

ANNUAL REPORT:	A copy of our Annual Report which includes our Annual Report on Form 10-K for the year ended December 31, 2009 is enclosed.

It is important that your shares be represented at the meeting. You are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, you are urged to complete, sign, date and return the enclosed proxy in the envelope we have enclosed for your convenience; no postage is required if mailed in the United States.

By Order of the Board of Directors,

D. Jeffry Benoliel

Vice President – Global Strategy,

General Counsel and Corporate Secretary

Conshohocken, Pennsylvania

March 31, 2010

Important Notice of Internet Availability of Proxy Materials for Quaker Chemical Corporation’s 2010 Annual Meeting of Shareholders to be held on May 12, 2010.

The Notice of Meeting, Proxy Statement and 2009 Annual Report to Shareholders are available at www.quakerchem.com/proxymaterials.

PROXY STATEMENT

ii

QUAKER CHEMICAL CORPORATION

One Quaker Park, 901 E. Hector Street

Conshohocken, Pennsylvania 19428

PROXY STATEMENT

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at our 2010 Annual Meeting of Shareholders, and at any and all adjournments of the meeting, for the purpose of considering and acting upon the matters referred to in the accompanying Notice of Annual Meeting of Shareholders and which are discussed below. The Annual Meeting of Shareholders will be held at our headquarters located at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, at 8:30 A.M., local time, on May 12, 2010. The terms “we,” “our,” “us,” and “Quaker,” as used in this proxy statement, refer to Quaker Chemical Corporation.

This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about April 5, 2010.

Information Concerning the Annual Meeting

What matters will be voted on at the meeting?

At the meeting, shareholders will vote on two matters:

•	Election of three nominees to serve on our Board of Directors; and

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2010.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•	FOR each of the three nominees named in this proxy statement; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2010.

Who is entitled to vote?

Shareholders of record as of the close of business on March 5, 2010, the record date for the meeting, are entitled to notice of and to vote at the meeting and any adjournments of the meeting.

How do I cast my vote?

You can cast your vote by:

•	marking, signing and dating a proxy card or voting instruction card (if you hold shares in street name) and returning it in the postage-paid envelope provided; or

•	attending the meeting and voting in person.

If you want to vote in person and you hold Quaker common stock in street name (i.e., your shares are held in the name of a brokerage firm, bank or other nominee), you must obtain a proxy card issued in your name from your broker and bring that proxy card to the meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date and valid identification. Your brokerage statement should show the stock acquisition date.

If I have given a proxy, how do I revoke that proxy?

Your presence at the meeting will not revoke any proxy you may have given. If your shares are held in your name, you may revoke your proxy at any time (to the extent it has not already been voted at the meeting), but a revocation will not be effective until it is received. Your proxy will be revoked (to the extent it has not already been voted at the meeting) if you:

•

give written notice of the revocation to Quaker’s Corporate Secretary, D. Jeffry Benoliel, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, or give electronic notice to Mr. Benoliel at jeffry_benoliel@quakerchem.com;

•	submit a properly signed proxy with a later date; or

•	vote in person at the meeting as described above.

If your shares are held in street name through a broker, bank or other nominee for your benefit, you should contact the record holder to obtain instructions if you wish to revoke your vote before the meeting.

How will my proxy be voted?

If you are a registered holder and your proxy is properly executed, returned and received prior to the meeting and is not revoked, it will be voted in accordance with your instructions. If you return your signed proxy but do not mark the boxes to show how you wish to vote on any of the proposals, the shares for which you have given your proxy will, in the absence of your instructions to the contrary, be voted “FOR” each of the nominees named in the proxy, and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2010.

If your shares are held in street name through a broker, bank or other nominee for your benefit and your voting instruction form is properly executed, returned and received prior to the meeting and is not revoked, it will be voted in accordance with your instructions. If you have not furnished voting instructions within a specified period prior to the meeting, under current New York Stock Exchange rules, brokerage firms and nominees that are members of the New York Stock Exchange have the authority under the Exchange’s rules to vote their customers’ unvoted shares on “routine” matters but not on non-routine matters. Under the rules currently in effect, routine matters include the ratification of the appointment of our independent registered public accounting firm but do not include uncontested election of directors.

The proxy card and voting instruction form also grant the proxy holders discretionary authority to vote on any other business that may properly come before the meeting as well as any procedural matters. As of the date of this proxy statement, we do not know of any other matters that will be presented at the meeting.

What does it mean if I get more than one proxy card?

If you have your shares registered in multiple accounts with one or more brokers and/or our transfer agent, you will receive more than one proxy card. Please complete and return each of the proxy cards you receive to ensure that all of your shares are voted.

How many votes are needed to elect directors?

The three nominees receiving the highest number of “FOR” votes will be elected as directors. This is referred to as a plurality.

What if a nominee is unwilling or unable to serve?

We do not expect that to occur. If it does, proxies will be voted for a substitute nominee designated by our Board of Directors.

How many votes are needed to ratify the appointment of PricewaterhouseCoopers LLP to examine and report on our financial statements and internal control over financial reporting for the year 2010?

The proposal requires that the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal.

How will abstentions and broker non-votes affect the voting?

Abstentions and broker non-votes will have no effect on the outcome of the voting on any matter brought before the meeting because they will not represent votes cast. A broker non-vote occurs when the beneficial owner of shares held in street name fails to furnish voting instructions to the broker within the required period, and the broker is not permitted under applicable rules to vote the shares.

Are dissenters’ rights applicable to any of the matters to be voted on at the meeting?

No. Dissenters’ rights do not apply to any of the matters to be voted on at the meeting.

Who will count the vote?

The Judge of Election appointed at the meeting, together with representatives of American Stock Transfer & Trust Company, LLC, our transfer agent, will tabulate the votes cast at the meeting.

How many shares can be voted at the meeting?

As of March 5, 2010, the record date for the meeting, 11,147,327 shares of Quaker common stock were issued and outstanding. Every holder of Quaker common stock is entitled to one vote or ten votes for each share held of record on the record date, based on how long such shares have been owned by the holder.

How many votes will I be entitled to cast at the meeting?

You will be entitled to cast one vote or ten votes for each share of common stock you held on March 5, 2010, the record date for the meeting, depending upon how long you had held the shares as of the record date. As more specifically provided in Article 5 of Quaker’s Articles of Incorporation, the number of votes you are entitled to cast at the meeting will be determined as follows:

Each share which, as of the record date, you had beneficially owned since March 1, 2007, will entitle you to ten votes.

Each share you acquired after March 1, 2007, will entitle you to one vote, with some exceptions. These exceptions are explained in Appendix A to this proxy statement.

We presume that shares you hold in “street” or “nominee” name, or that are held for your account by a broker, clearing agency, voting trustee, bank, trust company, or other nominee, were acquired by you after March 1, 2007 and, accordingly, entitle you to one vote for each of these shares. You may, however, rebut this “one-vote” presumption by completing and executing an affidavit and presenting written evidence to us in accordance with the procedures described in Appendix A.

What is the total number of votes that may be cast at the meeting?

Based on the information available to us on March 5, 2010, the holders of 1,222,953 shares of Quaker common stock will be entitled to cast ten votes for each share held and the holders of 9,924,374 shares of

Quaker common stock will be entitled to cast one vote for each share held, for a total of 22,153,904 votes. The number of shares that we have indicated are entitled to one vote includes those shares presumed by us to be entitled to only one vote. Because the holders of these shares may rebut this presumption, the total number of votes that may be cast at the meeting may increase.

Where can I find more information on the voting procedures for the meeting?

For additional information on our voting procedures, including the procedures for determining whether a share entitles its holder to one vote or ten votes, and how to rebut the “one-vote” presumption, please refer to Appendix A.

What is a “quorum?”

The presence of shareholders entitled to cast at least a majority of the votes entitled to be cast on a particular matter will constitute a “quorum” for the purpose of considering that matter. For purposes of determining the presence of a quorum, the votes of a shareholder will be counted if the shareholder is present in person or by proxy. Shares which are the subject of abstentions or broker non-votes will be counted for purposes of determining a quorum.

Who can attend the Annual Meeting?

All shareholders of Quaker who owned shares of record on March 5, 2010 can attend the meeting. If you want to vote in person and you hold Quaker common stock in street name (i.e., your shares are held in the name of a brokerage firm, bank or other nominee), you must obtain a proxy card issued in your name from your broker and bring that proxy card to the meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date and valid identification. If you hold stock in street name and want to attend the meeting but not vote in person at the meeting, you must bring a copy of a brokerage statement reflecting your stock ownership as of the record date and valid identification.

How will voting on any other business be conducted?

We do not know of any business to be considered at the meeting other than the proposals described in this proxy statement. However, if any other business is presented at the meeting, a proxy in the accompanying form will give authority to Michael F. Barry and William R. Cook to vote on such matters at their discretion and they intend to do so in accordance with their best judgment.

Who will pay the cost of this proxy solicitation and how will the solicitation be conducted?

We will pay the expenses of soliciting proxies in the form included with this proxy statement, including the cost of preparing, assembling and mailing material in connection with the solicitation. In addition to the use of the mail, our directors, executive officers and employees may, without additional compensation, solicit proxies personally or by telephone, facsimile, electronic mail and personal contact. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials and Quaker’s annual report, including its Annual Report on Form 10-K, to any beneficial holder of Quaker common stock they hold of record.

Does the company utilize “householding” for mailing of its proxy materials?

The Securities and Exchange Commission permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivery of a single proxy statement and annual report to those shareholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce expenses for companies.

Quaker has instituted householding for its registered shareholders; some intermediaries may also be householding Quaker’s proxy materials and annual report. Once you have received notice from the Company, the broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you or a shareholder who shares your address provides contrary instructions.

If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, you should contact Irene M. Kisleiko, Assistant Secretary, toll free at 1-800-523-7010, ext. 4119, or inform us in writing at Quaker Chemical Corporation, Shareholder Services, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428. If you hold shares through an intermediary and no longer wish to participate in householding, you should contact your bank, broker or other nominee record holder.

Shareholders who share an address and are receiving multiple copies of annual reports or proxy statements but would like to receive a single copy can contact Irene M. Kisleiko at the toll free number noted above.

We undertake to deliver promptly to any shareholder at a shared address, upon written or oral request, a copy of Quaker’s proxy statement and annual report. You may so request by calling the toll free number or writing to the address noted above.

Proposal 1—Election of Directors and Nominee Biographies

What is the makeup of the Board of Directors?

The Quaker Articles of Incorporation provide that our Board of Directors is divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors. The shareholders elect the members of one of the three classes each year to serve for a term of three years. Directors elected to fill vacancies and newly created directorships serve for the balance of the term of the class to which they are elected. Presently, there are ten directors, including four Class I directors, three Class II directors and three Class III directors. At the meeting, three Class III directors are to be elected with each member to serve a three-year term expiring in 2013 or until his or her successor is duly elected and qualified.

Are there any members of the class of directors to be elected at the meeting who are not standing for reelection?

No. Each incumbent director whose term expires this year has been nominated for election to serve for an additional three-year term and has agreed to serve if elected.

Who are the Board’s nominees this year?

Joseph B. Anderson, Jr., Patricia C. Barron and Edwin J. Delattre are the Board’s nominees for election to the Board of Directors. Each nominee, if elected, would hold office until our 2013 annual meeting of shareholders and until his or her successor is elected and qualified.

What is the background of this year’s nominees?

Below are our nominees for election to the Board as Class III members, including descriptions of their qualifications and lists of business experience and directorships over the past five years:

JOSEPH B. ANDERSON, JR. (67)

Mr. Anderson has served on Quaker’s Board since 1992. He is Chief Executive Officer of a group of minority-owned companies supplying parts to the automotive industry and currently serves as a director on multiple public company boards in diverse industries. He has experience in accounting/finance, financial reporting, risk assessment, governance, strategic planning, corporate development and manufacturing. Mr. Anderson’s specific business and board service experience are listed below:

•	Chairman and Chief Executive Officer of TAG Holdings, LLC, a holding company, for more than five years.
•	Chairman and Chief Executive Officer of Indiana Assemblies, LLC, a tire and wheel assembly company, since October 2008.
•	Chairman and Chief Executive Officer of Gulf Shore Assemblies, LLC, a tire and wheel assembly company, since May 2007.
•	Chairman and Chief Executive Officer of Great Lakes Assemblies, LLC, a tire and wheel assembly company, for more than five years.
•	Chairman and Chief Executive Officer of North American Assemblies, LLC, a tire and wheel assembly company, for more than five years.
•	Chairman and Chief Executive Officer of A&D Technologies, LLC, a manufacturer of temperature sensors servicing the automobile industry, for more than five years.
•	Chairman and Chief Executive Officer of Vibration Control Technologies, LLC, an automotive parts supplier and manufacturer, for more than five years.
•	Member of the Board of Directors:
•	ArvinMeritor, Inc.
•	NV Energy, Inc.
•	Rite Aid Corporation
•	Valassis Communications, Inc.

PATRICIA C. BARRON (67)

Ms. Barron has served on Quaker’s Board since 1989 and has been our Lead Director since 2008. She was most recently a Professor at Stern School of Business at New York University. Prior to that time, Ms. Barron served in a variety of roles with Xerox Corporation, including President of their Engineering Systems Division, and has served on multiple public company boards. She has experience in accounting/finance, financial reporting, risk assessment, industrial marketing and services, organizational development, global organizations, governance, strategic planning and corporate development. Ms. Barron’s specific business and board service experience are listed below:

•	Clinical Associate Professor and Senior Fellow at the Stern School of Business, New York University, from 1999 until August 2003.
•	Member of the Board of Directors:
•	ARAMARK Corporation
•	Teleflex Incorporated
•	Ultralife Corporation
•	United Services Automobile Association

EDWIN J. DELATTRE (68)

Dr. Delattre has served on Quaker’s Board since 1984. He retired in 2006, but provides consulting services to law enforcement agencies around the globe with a focus on ethical behavior and continues to hold Emeritus positions at Boston University and St. John’s College. Prior to his retirement, he held a number of positions at Boston University, including Dean, School of Education and Professor of Philosophy, College of Arts and Sciences. He has governance expertise. Dr. Delattre’s specific experience is listed below:

•	Professor of Philosophy Emeritus, College of Arts and Sciences, Boston University, since September 2006.
•	Dean Emeritus, School of Education, Boston University, since December 2002.

•	Resident Scholar, Center for School Improvement, School of Education, Boston University, from July 2001 to August 2005.
•	President Emeritus, St. John’s College, Annapolis, Maryland and Santa Fe, New Mexico, since January 1987.

The Board of Directors recommends that you vote “FOR” the election to our Board of Joseph B. Anderson, Jr., Patricia C. Barron and Edwin J. Delattre, the nominees listed above.

Biographies of Directors Not Standing for Election This Year

Below are our incumbent directors who were elected as Class I members of the Board in 2008 and whose terms expire in 2011, including descriptions of their qualifications and lists of business experience and directorships over the past five years:

MICHAEL F. BARRY (51)

Mr. Barry has served on Quaker’s Board since 2008. He is Quaker’s Chairman, Chief Executive Officer and President. Mr. Barry has held a number of positions with Quaker since 1998, including Chief Financial Officer, Vice President and Global Industry Leader – Industrial Metalworking and Coatings, and Senior Vice President and Managing Director – North America. By serving in a variety of leadership and executive positions with Quaker, Mr. Barry has gained experience in accounting/finance, financial reporting, risk assessment, industrial marketing and services, organizational development, global organizations, governance, strategic planning, corporate development, research and development and manufacturing. Mr. Barry’s specific business experience is listed below:

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Quaker’s Chairman of the Board since May 13, 2009 and Chief Executive Officer and President since October 2008; Senior Vice President and Managing Director – North America from January 2006 to October 2008; Senior Vice President and Global Industry Leader – Metalworking and Coatings from July 2005 through December 2005; Vice President and Global Industry Leader – Industrial Metalworking and Coatings from January 2004 through June 2005 and Vice President and Chief Financial Officer from 1998 to August 2004.

ROBERT E. CHAPPELL (65)

Mr. Chappell has served on Quaker’s Board since 1997 and is the Chairman of the Governance Committee. He is the Chairman and Chief Executive Officer of The Penn Mutual Life Insurance Company, a position he has held for over 10 years. He has experience in accounting/finance, financial reporting, risk assessment, organizational development, global organizations, governance, strategic planning and corporate development. Mr. Chappell’s specific business and board service experience are listed below:

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Chairman and Chief Executive Officer of The Penn Mutual Life Insurance Company, a mutual life insurance company providing life insurance and annuity products, for more than five years; President since January 2008.

•	Member of the Board of Directors:
•	Penn Series Funds, Inc. (Chairman)

RONALD J. NAPLES (64)

Mr. Naples has served on Quaker’s Board since 1988. He retired as Quaker’s Chairman on May 13, 2009 and its Chief Executive Officer in October 2008, and has served as the Chief Accountability Officer for the Commonwealth of Pennsylvania and Chairman of the Pennsylvania Stimulus Oversight Commission since 2009. Prior to joining Quaker in 1995, he was Chairman of the Board and Chief Executive Officer of Hunt Corporation,

a producer and distributor of office and graphic display products. He has experience in accounting/finance, financial reporting, risk assessment, industrial marketing and services, organizational development, global organizations, governance, strategic planning, corporate development and manufacturing. Mr. Naples’ specific business and board service experience are listed below:

•	Chief Accountability Officer for the Commonwealth of Pennsylvania and Chairman, Pennsylvania Stimulus Oversight Commission, since April 2009.
•	Quaker’s Chairman and Chief Executive Officer, having served as Chairman from 1997 to May 13, 2009 and as Chief Executive Officer from 1995 to 2008.
•	Member of the Board of Directors:
•	P. H. Glatfelter Company
•	Glenmede Trust Company
•	NCO Group, Inc.

ROBERT H. ROCK (59)

Mr. Rock has served on Quaker’s Board since 1996 and is the Chairman of the Compensation/Management Development Committee. He is President of MLR Holdings, LLC, an investment company operating in the publishing industry. Prior to involvement in the publishing industry, he was Chairman of The Hay Group, a management consulting firm. He has experience in organizational development, global organizations, governance, strategic planning and corporate development. Mr. Rock’s specific business and board service experience are listed below:

•	President of MLR Holdings, LLC, an investment company with holdings in the publishing and information business, for more than five years.
•	Member of the Board of Directors:
•	Advanta Corporation
•	Alberto-Culver Company
•	The Penn Mutual Life Insurance Company

Below are our incumbent directors who were elected as Class II members of the Board in 2009 and whose terms expire in 2012, including descriptions of their qualifications and lists of business experience and directorships over the past five years:

DONALD R. CALDWELL (63)

Mr. Caldwell has served on Quaker’s Board since 1997 and is the Chairman of the Executive Committee. He is Chairman and Chief Executive Officer of Cross Atlantic Capital Partners, Inc., a venture capital fund. Previously, he was the President and Chief Operating Officer of Safeguard Scientifics, Inc., a holding company with investments in the growth-stage technology and life sciences businesses. He currently serves on multiple public company boards. He has experience in accounting/finance, financial reporting, risk assessment, strategic planning and corporate development. Mr. Caldwell’s specific business and board service experience are listed below:

•	Chairman and Chief Executive Officer of Cross Atlantic Capital Partners, Inc., a venture capital fund with offices in the United States, Ireland and the United Kingdom, for more than five years.
•	Member of the Board of Directors:
•	Diamond Management & Technology Consultants, Inc.
•	Health Benefits Direct Corporation
•	Kanby International, Inc.
•	Lightning Gaming, Inc.
•	Rubicon Technology, Inc.
•	Voxware, Inc.

WILLIAM R. COOK (66)

Mr. Cook has served on Quaker’s Board since 2000 and is the Chairman of the Audit Committee. He retired in 2002 but previously served in a variety of positions in the chemical industry, including Chairman, President and Chief Executive Officer of Betz Dearborn, Inc., and Vice Chairman and Co-Chief Executive Officer of Hercules, Inc. Most recently, Mr. Cook served as President and Chief Executive Officer of Severn Trent Services, Inc. He has experience in accounting/finance, financial reporting, industrial marketing, governance, strategic planning and corporate development. Mr. Cook’s specific business and board service experience are listed below:

•	President and Chief Executive Officer of Severn Trent Services, Inc., a water purification products and laboratory and operating services company, from 1999 until June 2002.
•	Member of the Board of Directors:
•	Teleflex Incorporated
•	The Penn Mutual Life Insurance Company

JEFFRY D. FRISBY (54)

Mr. Frisby has served on Quaker’s Board since 2006. He is President and Chief Operating Officer of Triumph Group, Inc., which serves the aerospace industry. He has held a variety of positions within the Triumph Group and a predecessor group company, Frisby Aerospace, Inc. He has experience in accounting/finance, financial reporting, industrial marketing, organizational development, global organizations, strategic planning and corporate development. Mr. Frisby’s specific business experience is listed below:

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President and Chief Operating Officer of Triumph Group, Inc. which, through its subsidiaries, engages in the design, engineering, manufacture, repair, overhaul and distribution of aircraft components in the United States and internationally, since July 2009.

•

Group President of Triumph Aerospace Systems Group, a group of companies that design, engineer and build aerostructures, as well as complete mechanical, electromechanical and hydraulic systems for the aerospace industry, from April 2003 to July 2009.

Corporate Governance

Leadership Structure

Quaker’s business is conducted by its officers, managers and associates under the direction of the Chief Executive Officer and with oversight by the Board of Directors. The Company’s Chairman of the Board is also its Chief Executive Officer. The Board has long held that, given Quaker’s size and management structure, it is best to combine the roles of Chairman of the Board and Chief Executive Officer. Mr. Michael F. Barry currently serves in both roles. Even in the current environment, the Board believes having one leader serving as both Chairman and Chief Executive Officer provides decisive and effective leadership.

The Board of Directors has also appointed an independent Lead Director. The Lead Director rotates on a bi-annual basis unless the Board determines that the reappointment of the Lead Director at the end of a two-year term is in the best interests of the Company. The Lead Director serves as the liaison between the Chairman of the Board, the CEO, and the Board of Directors. The Lead Director also ensures that the responsibilities of the Directors and the Chairman are understood; collaborates with the Chairman and CEO to ensure the appropriate flow of information to the Board; works with the Chairman to develop the agendas for Board meetings; coordinates and develops the agenda for and presides over sessions of both the Board’s non-management Directors and independent Directors; ensures appropriate minutes are kept of such meetings and, as appropriate, communicates to the Chairman and CEO the substance of such discussions. Ms. Patricia C. Barron is currently the Lead Director, having been appointed to the position in May 2008.

Director Independence

In accordance with New York Stock Exchange rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted which include all elements of independence set forth in the New York Stock Exchange listing standards. The Company’s director independence standards are defined in Paragraph 4 of the Company’s Corporate Governance Guidelines.

On an annual basis, each director and executive officer is obligated to complete a directors and officers questionnaire which requires disclosure, among other things, of any transactions with the Company in which the director (or any organization of which the director is a partner, shareholder or officer) or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Based on the Company’s adopted independence standards and the information provided in the annual questionnaires, the Board determined at its meeting held on March 3, 2010, that each of the following non-employee directors is independent within our guidelines and has no material relationship with the Company as defined by our guidelines:

(1) Joseph B. Anderson, Jr.	(5) William R. Cook
(2) Patricia C. Barron	(6) Edwin J. Delattre
(3) Donald R. Caldwell	(7) Jeffry D. Frisby
(4) Robert E. Chappell	(8) Robert H. Rock

Based on the Company’s independence standards, the Board has affirmatively determined that Ronald J. Naples, who retired as Chief Executive Officer of the Company on October 3, 2008, is not independent because he was an executive officer of the Company within the three preceding years of the determination date, and Michael F. Barry is not independent because he currently serves as an executive officer of the Company. There are no family relationships between any of the Quaker directors, executive officers or nominees for election as directors.

Governance Committee Procedures for Selecting Director Nominees

The Governance Committee’s goal is to assemble a Board that brings to Quaker a variety of perspectives and skills derived from high-quality business and professional experience. The current composition of the Board includes directors (including those nominated for reelection this year) with complementary skills, expertise and experience such that the Board, on the whole, has competence and experience in a wide range of areas. Quaker’s Board includes eight directors who are or have served as chief executive officers or in other executive management roles, seven directors with specialized accounting and finance knowledge, three directors with experience in the chemical industry or other technology or science areas, seven directors who have served on the boards of other public companies, six directors with international business experience and five directors with experience in industries served by Quaker. The Governance Committee will continue to evaluate the needs of Quaker and its shareholders to ensure that the competency of the Board, as a whole, is relevant and robust.

In evaluating director nominees, the Governance Committee considers the appropriate size of Quaker’s Board of Directors and the needs of Quaker and its shareholders with respect to the particular talents, experience and capacities of its directors including: experience in industries similar to Quaker’s, managerial and other leadership experience; business acumen or particular expertise; business development experience; strategic capability; independence of judgment; familiarity with corporate governance and the responsibilities of directors, and the ability to fulfill those responsibilities; standing and reputation as a person of integrity; the potential contribution of each individual to the diversity of backgrounds, experience and competencies which the Governance Committee desires to have represented; and ability to work constructively with the CEO and the Board. In considering nominees for the Board of Directors, the Governance Committee considers the entirety of each candidate’s credentials and the anticipated contributions an individual can contribute as a member of the Board. Although we do not have a formal policy regarding diversity and do not have constituent or representative directors, diversity is one important factor, among many factors, in our nomination process. The Governance Committee considers a variety of factors, including age, gender, race, executive and professional experience and perspectives of the candidate and how the candidate’s qualifications will enhance the composition of the Board of Directors as a whole.

Directors who also serve as CEOs or in equivalent positions should not serve on more than three boards of public companies in addition to the Quaker Board and other directors should not serve on more than four other boards of public companies in addition to the Quaker Board. The Governance Committee has decided to waive the limitations in these guidelines on the number of boards a director may serve in the cases of Messrs. Anderson and Caldwell due to their respective circumstances, valued contributions to the Board and the Committees on which they serve, a record of consistent attendance at Board and Committee meetings, and availability to advise and assist management in support of Quaker’s business.

When identifying and evaluating nominees for director, the Governance Committee first examines whether current members of the Board are willing to continue their service. Current members of the Board with skills and experience that are relevant and who are willing to continue to serve are considered for renomination, balancing the value of continuity of service with that of obtaining a new perspective. If a current member does not choose to stand for reelection, the Governance Committee will not recommend that director for reelection. If the Governance Committee recommends an increase in the membership of the Board, it will identify the experience and personal capacities desired and will seek suggestions as to nominees from the current Board membership. In addition, and as has been done in the past, the Governance Committee may engage third parties to assist in the identification or evaluation of potential director nominees.

The Governance Committee will consider candidates recommended by the Company’s shareholders and applies the same criteria in evaluating candidates nominated by shareholders as it does in evaluating candidates identified by Company sources. Any shareholder who wishes to recommend to the Governance Committee a prospective nominee for election to the Board may write to D. Jeffry Benoliel, Vice President – Global Strategy, General Counsel and Corporate Secretary, Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428. Any request for consideration at next year’s annual meeting must be submitted no later than December 6, 2010, and contain a statement of the proposed candidate’s business experience, business affiliations and a confirmation of his or her willingness to be a nominee. No shareholder or group of shareholders beneficially owning 5% or more of Quaker’s common stock recommended a director nominee for election at Quaker’s 2010 annual meeting of shareholders.

Board Oversight of Risk

While the Board has the ultimate oversight responsibility for risk management, consistent with Quaker’s By-Laws, the Board has delegated much of the responsibility for risk management to the standing Committees of the Board. The Audit Committee has oversight over financial risks, such as financial reporting and internal controls; compliance risks including oversight of the compliance program and disposition of certain complaints and/or violations of the Code of Conduct and Financial Code of Ethics; and operational risk such as loss of property, business interruption, and other exposures traditionally mitigated through insurance products. In addition, the Compensation/Management Development Committee is responsible for developing a balanced compensation system for all employees, including appropriate long-term and short-term incentive compensation targets that encourage a level of risk-taking behavior consistent with the overall financial/strategic goals of the Company, as well as oversight of the management development and succession processes. Finally, from time to time, Quaker has faced risks material to its business and, in those circumstances, the Board (or at times, the Executive Committee) is regularly informed and provides input and advice on actions being considered to mitigate exposures associated with those risks. As appropriate, the Board considers specific risk topics, including risks associated with our strategic plan, our capital structure, and our development activities. Further, the Board is routinely informed of developments at and affecting the Company that could affect our risk profile or other aspects of our business, through reports from our business units and otherwise. This oversight by the Board is designed to maintain an appropriate level of risk and to address new risks as they arise.

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines which are available at http://www.quakerchem.com by accessing the Investors/Corporate Governance section of our Web site. The references to our Web site contained in this proxy statement are for informational purposes, and the content of the Web site is not incorporated by such references into this proxy statement. Our Corporate Governance Guidelines are also available in print to any shareholder who requests them. These guidelines were adopted by the Board to assist the Board in carrying out its fiduciary duties and maintaining its independence from management.

Communications with the Board of Directors

Shareholders or other interested parties may communicate with any of our directors, including non-management directors, by writing to them c/o D. Jeffry Benoliel, Vice President – Global Strategy, General Counsel and Corporate Secretary, at the address set forth above. All communications received will be forwarded to the Governance Committee and the addressee. The Board believes it is management’s role to speak for Quaker and, accordingly, any such communication received will be shared with the Chief Executive Officer and other executive officers, as appropriate. Our Code of Conduct, Financial Code of Ethics, Corporate Governance Guidelines and Audit, Compensation/Management Development and Governance Committee Charters have been posted on and are available free of charge by accessing the Investors/Corporate Governance section of our Web site at http://www.quakerchem.com or by written request addressed to Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Irene M. Kisleiko, Assistant Secretary.

Code of Conduct

The Company has a compliance program, the governing documents of which include a Code of Conduct (which is applicable to all of the Company’s directors, executive officers and employees) and a Financial Code of Ethics for Senior Financial Officers (which is applicable to the Chief Executive Officer, Chief Financial Officer, Global Controller, Controllers of each of the Company’s majority-owned affiliates, Assistant Global Controller and other individuals performing similar functions designated by the Company’s Board of Directors). The Company’s compliance program embodies the Company’s global principles and practices relating to the ethical conduct of the Company’s business and its longstanding commitment to fairness, honesty, integrity, and full company compliance with all laws affecting the Company’s business. The Code of Conduct and Financial Code of Ethics for Senior Financial Officers are available at http://www.quakerchem.com by accessing the Investors/Corporate Governance section of our Web site. Both are available in print to any shareholder who makes a written request for them to the address set forth in the preceding paragraph.

The Company’s compliance program includes a means for employees, customers, suppliers, shareholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Conduct or the Financial Code of Ethics for Senior Financial Officers relating, among other things, to:

•	accounting practices, internal accounting controls, or auditing matters and procedures;
•	theft or fraud of any amount;
•	insider trading;
•	performance and execution of contracts;
•	conflicts of interest;
•	violations of securities and antitrust laws; and
•	violations of the Foreign Corrupt Practices Act.

Any employee, shareholder or other interested party can call the Quaker Hotline at 1-800-869-9414 or from outside the United States, 1-678-999-4552. The Quaker Hotline is a toll-free telephone line dedicated solely to receiving questions and concerns and directing them to the appropriate authority for action. All calls are answered by an independent third-party service which is available 24 hours a day, seven days a week.

The Audit Committee oversees the administration of the Company’s compliance program and is directly responsible for the disposition of all reported violations of the Financial Code of Ethics for Senior Financial Officers and complaints received regarding accounting, internal accounting controls, or audit matters. In addition, the Audit Committee is responsible for the disposition of all violations of (and approves any waivers to) the Code of Conduct for directors and executive officers and for the disposition of other serious violations of the Code of Conduct. No such waivers were made in 2009. Our Code of Conduct, Financial Code of Ethics for Senior Financial Officers, Corporate Governance Guidelines and Audit, Compensation/Management Development and Governance Committee Charters have been posted on and are available free of charge by accessing the Investors/Corporate Governance section of our Web site at http://www.quakerchem.com or by written request addressed to Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Irene M. Kisleiko, Assistant Secretary.

Meetings and Committees of the Board

Our Board of Directors has four standing committees, the Audit, Compensation/Management Development, Executive and Governance Committees. Each member of the Audit, Compensation/Management Development and Governance Committee is independent as independence is defined for members of the respective committee in the listing standards of the NYSE and Quaker’s Corporate Governance Guidelines. The Board has affirmatively determined that each member of the Audit Committee meets the criteria for an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Board of Directors has adopted a charter for each of these committees other than the Executive Committee. Each committee reports its actions to the full Board at the Board’s next regular meeting. A description of the duties of each committee follows the table below.

Committee Membership and Meetings Held in 2009
Name	Audit	Compensation/ Management Development	Executive	Governance
Joseph B. Anderson, Jr.	X			X
Patricia C. Barron		X		X
Michael F. Barry			X(1)
Donald R. Caldwell	X	X	CHAIR
Robert E. Chappell			X	CHAIR
William R. Cook	CHAIR
Edwin J. Delattre		X		X
Jeffry D. Frisby	X
Ronald J. Naples			X
Robert H. Rock		CHAIR	X
Number of Meetings in 2009(2)	6	5	2	2

X	Member. Each of the individuals listed in the table above held the committee memberships indicated throughout 2009.

(1)	Committee member since March 5, 2009.

(2)	The Board of Directors held six regular meetings in 2009. Each director attended, in person or by teleconference, at least 75% of the aggregate of all the meetings of the Board and the committee(s) on which he or she served during 2009.

Time is regularly scheduled for the non-management and independent directors to meet as a separate group. The lead director acts as chairperson during these sessions.

Quaker does not have a formal policy regarding attendance by members of the Board at its annual meeting of shareholders, but all directors are encouraged to attend. In 2009, all directors, with the exception of Mr. Anderson, attended the annual meeting of shareholders.

Audit Committee:

•	Engages the independent registered public accounting firm and approves all audit and non-audit fees.
•

Reviews and discusses with management and the independent registered public accounting firm the annual and quarterly financial statements, including disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•	Discusses with management and the independent registered public accounting firm any audit problems or difficulties and management’s response.
•	Reviews the internal audit plan and discusses with the internal auditor and the independent registered public accounting firm their assessment of the effectiveness of Quaker’s internal controls.
•	Oversees the handling of matters relating to compliance with law and ethics, including adherence to the standards of business conduct and ethics required by Quaker’s policies.
•	Provides oversight to the Chief Financial Officer and Risk Manager on matters relating to risk management generally.

Compensation/Management Development Committee:

•	Reviews management’s compensation philosophies and policies.
•	Approves annual performance objectives for the CEO, evaluates the CEO’s performance against objectives and makes a recommendation to the Board regarding the CEO’s base salary.
•	Reviews performance evaluations and approves annual salaries for all executive officers, other than the CEO.
•	Approves annual incentive and long-term incentive award opportunities for all executive officers, including the CEO.
•	Administers Quaker’s Global Annual Incentive Plan and Long-Term Performance Incentive Plan.
•	Reviews and evaluates management development and succession planning and oversees these processes.
•

Reviews and discusses with management disclosures under the Compensation Discussion and Analysis section of this proxy statement and makes recommendations to the Board for inclusion of the Compensation Discussion and Analysis section in this proxy statement and the Company’s Annual Report on Form 10-K.

Executive Committee:

•	Acts for the Board in situations requiring prompt action when a meeting of the full Board is not feasible.
•	Makes recommendations to the Board about external corporate development programs.
•	Establishes guidelines regarding our capital structure and deployment of our capital resources.

Governance Committee:

•	Evaluates the size and composition of the Board and recommends changes.
•	Reviews and recommends nominees for election as directors.
•	Reviews and makes recommendations to the Board with respect to the compensation of the Company’s directors.
•	Develops and reviews annually Quaker’s Corporate Governance Guidelines.

•	Conducts annual performance evaluation of the Board and ensures each Board committee conducts its own annual self-evaluation.
•	Reviews and approves related party transactions and similar transactions and establishes policies and procedures for such transactions.

The Audit Committee, Compensation/Management Development Committee and Governance Committee each operates under a charter. These charters, together with Quaker’s Corporate Governance Guidelines, are available on the Company’s Web site by accessing the Investors/Corporate Governance section at http://www.quakerchem.com.

Compensation Committee Interlocks and Insider Participation

The individuals who served as members of the Compensation/Management Development Committee during the year ended December 31, 2009 are Robert H. Rock, Chairman, Patricia C. Barron, Donald R. Caldwell and Edwin J. Delattre, each of whom is an “independent” director. No member of the Compensation/Management Development Committee is or was during 2009 an employee, or is or ever has been an officer, of Quaker. During 2009, no executive officer of Quaker served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of Quaker’s Board of Directors or Compensation/Management Development Committee.

Executive Compensation

Compensation Discussion and Analysis

General Philosophy

Quaker, like many companies of similar size, relies on a small group of managers who have the requisite skills and knowledge to enable us to achieve our business strategies, operate as a globally integrated whole, and deliver value to our shareholders. To attract and retain talented senior level managers, we have adopted a compensation strategy that:

•	provides opportunities for highly competitive levels of total compensation when merited by performance;
•	creates incentives to perform over a multiple-year period; and
•	aligns interests of the management team with those of our shareholders.

Quaker compensates its executive officers, who include for 2009 our Chairman, CEO and President, and our vice presidents, through a total compensation package. This package consists of a mix of base salary, an annual cash incentive bonus, long-term incentives comprising both equity awards and cash payments, and a competitive benefits package comprising medical, life, disability, and retirement using both qualified and non-qualified programs, where appropriate. In this Compensation Discussion and Analysis, when we use the term “executive officers,” we are including the Named Executive Officers identified in the Summary Compensation Table on page 26 of this proxy statement.

Administrative Practices

Quaker’s Compensation/Management Development Committee (the “Committee”) is responsible for overseeing and developing the compensation and management development programs for the Company. Consistent with its charter, the Committee is composed solely of members of our Board of Directors who meet the objective requirements for “independence” under our Corporate Governance Guidelines and the listing standards of the New York Stock Exchange. Four members of our Board, Patricia C. Barron, Donald R. Caldwell, Edwin J. Delattre and Robert H. Rock, Chairman, currently sit on the Committee. The Committee’s responsibilities include the evaluation of, and approval of, or recommendation to Quaker’s Board of Directors with respect to, the plans, policies, and programs relating to the compensation of the Company’s executive officers. The Committee works very closely with members of management in fulfilling its duties. Management provides the necessary information and coordinates with the Committee’s outside consultants, when appropriate, to ensure the Committee is sufficiently informed when taking action, or recommending action on compensation matters. As discussed below, benchmarking data is used prior to making any such decisions. The Committee’s charter describes in full the Committee’s authority, responsibilities, and specific powers and can be accessed from the Company’s Web site at http://www.quakerchem.com.

To the extent possible, the Committee strives to structure the compensation of our executives to ensure that the compensation paid to executive officers is deductible for Federal income tax purposes. The Committee may choose to provide compensation that is not deductible in order to retain or to secure the services of key executives when it determines that it is in Quaker’s best interest to do so. Section 162(m) of the Internal Revenue Code, as amended (the “Code”), imposes a $1,000,000 limit on the amount of compensation deductible by Quaker in regard to compensation paid to certain of our executive officers. Although the reported total compensation of Mr. Barry for 2009 in the Summary Compensation Table below was in excess of $1,000,000, the $1,000,000 threshold for Section 162(m) was not exceeded. This is due to the fact that performance-based compensation and the increase in Mr. Barry’s pension value are not included in determining whether the 162(m) threshold is exceeded for 2009.

Benchmarking Data

To assist Quaker in establishing a total direct compensation package comprising base salary, an annual cash incentive bonus and long-term incentives, the Committee engages Towers Watson (formerly Towers Perrin), a nationally recognized human resources consulting firm. Towers Watson conducts executive compensation studies and analyses and provides the Committee with benchmarking data and counsel on compensation trends and issues. Towers Watson provides no other services to the Company other than advising the Committee on executive compensation matters.

Due to our size and diverse businesses, we have not identified a specific peer group that is appropriate to use in defining market total direct compensation for our executive officers. Therefore, our primary benchmarks for 2009 total direct compensation for our executive officers were derived from compensation information provided by Towers Watson from its database of 820 companies. For the line positions (Chief Executive Officer and Regional Managing Directors), Towers Watson used three screens of its database to develop relevant market survey data: an industry screen (chemicals, industrial manufacturing, and metals); financial screen (companies with less than $3 billion in revenues); and global operations screen (companies having at least 20% non-US revenues). For the staff positions, a similar methodology was used, except there was no industry screen and there was a lower threshold for the financial screen (companies with less than $1 billion in revenues). In addition, the Committee also looked at compensation data from companies that make up the S&P 600 Specialty Chemicals Index, also provided by Towers Watson. Though the Committee closely analyzes the data provided by Towers Watson, it exercised its discretion in the weight it assigns to this data.

Generally, we aim to set total direct compensation assuming target level performance for incentives at the 50th percentile against the comparables and at maximum level at the 75th percentile of the comparative group. This is the starting point of the analysis as other factors taken into consideration include experience, breadth of responsibilities, tenure in the position, whether the position held is for succession planning purposes, overall individual performance, and internal equity. We do not assign a particular weight to any of these factors but exercise discretion in this regard.

Based on the Committee’s assessment of their relative experience and performance, Messrs. Bregolato’s, and Platzer’s targeted total direct compensation for 2009 was at or near the 75th percentile of the comparative data as provided by Towers Watson in mid 2008. Messrs. Barry’s, Featherstone’s and Benoliel’s compensation was between the 25th and 50th percentiles of benchmark levels.

Allocating Between Current and Long-Term Compensation

The Committee, in seeking to ensure the appropriate focus on performance and risk, developed guidelines in consultation with Towers Watson for executive officers for allocating the desired total direct compensation package among base salary, an annual cash incentive bonus, and long-term incentives. As a general philosophy, these guidelines provide that the higher the position within management the more total compensation is incentive-pay dependent and the more the incentive pay is long-term oriented. This is done to better align senior level compensation with the long-term success of the Company. These guidelines are reviewed regularly to ensure their marketplace competitiveness.

In the case of Mr. Barry, the guidelines range for base salary from 27% to 41% of total compensation, for annual cash incentive bonus from 20% to 22% of total compensation, and for long-term incentives from 39% to 51% of total compensation. The applicable guidelines for our other executive officers range for base salary from 50% to 68% of total compensation, for annual cash incentive bonus from 15% to 21% of total compensation, and for long-term compensation from 14% to 30% of total compensation.

Base Salary

Each year, the Committee reviews and discusses base salaries of our executive officers. The Committee’s final determination of salary increases depends on a number of factors, including market data reported by Towers Watson, specific position responsibilities and scope, experience and tenure, current job performance, and

Quaker’s overall financial results. In the case of some of our foreign-based executive officers, salary increases may be a result of legal mandates of a particular country or region which influence the final determinations of the Committee even when similar increases were not granted to officers of comparable positions residing in the United States.

In 2009, none of our Named Executive Officers received an increase in base salary as part of Quaker’s efforts to control costs.

Annual Cash Incentive Bonus

The second component of the total direct compensation package is the annual cash incentive bonus, which is determined under the Global Annual Incentive Plan (“GAIP”). The GAIP is intended to provide associates of Quaker or a subsidiary of Quaker with an opportunity to receive incentive bonuses based on the achievement of budgeted financial performance criteria and regional/personal objectives. Awards under the GAIP may be made in cash or in Quaker common stock, although we generally make the awards in cash absent unusual circumstances.

GAIP bonuses at target (which is defined as 55% of the maximum opportunity) are based 75% on corporate financial results and 25% on regional performance or personal objectives, depending on position. For all participants, the corporate component of the bonus may vary up to maximum or down to zero based on corporate net income. For regional associates (Messrs. Bregolato and Platzer), the regional portion of the bonus is set at 25% of target bonus and may vary up to 182% of the targeted regional opportunity or down to zero depending on regional performance. Nevertheless, the total GAIP bonus cannot exceed a participant’s maximum opportunity. For non-regional associates (Messrs. Barry, Featherstone and Benoliel), the personal objectives portion of the bonus may only vary up to 100% of the targeted personal objectives opportunity of target bonus. When the corporate component is at maximum, the regional performance/personal objective opportunity can be no greater than 13.75% of the total GAIP bonus opportunity which is defined for all participants as a percentage of base salary. In 2009, Mr. Barry’s maximum annual incentive award opportunity per his 2008 employment agreement was 118% of his base salary. The applicable maximum annual award percentage for our other executive officers is 50% of base salary per their employment agreements.

The corporate financial targets for 2009 GAIP bonuses were based on consolidated net income and were set at $11.6 million ($1.05 per share) of net income at threshold (the level at which the bonus pool began to accumulate), $13.8 million ($1.25 per share) of net income at target, and $16.4 million ($1.49 per share) of net income at maximum all excluding budgeted CEO transition costs and the restructuring costs associated with a program implemented in the first quarter of 2009. The Committee selected these net income levels, which were approved by the Board, because of their correlation to the 2009 budgeted adjusted net income of $13.8 million (adjusted to exclude CEO transition costs and 1st Quarter 2009 restructuring charges), the level of improvement over the 2008 reported net income of $11.1 million, and most importantly, the challenge of achieving these targets in a very uncertain business environment. In addition, the Committee chose a threshold target closer to budget as compared to prior years to ensure earnings necessary to maintain compliance with debt covenants. If the final net income level had fallen between the amounts shown above, interpolation would have been used to calculate the bonus payout.

At the time the Committee set the 2009 GAIP targets, it also approved a list of significant non-budgeted business circumstances for which adjustment may be made at the Committee’s sole and absolute discretion, to the reported net income for purposes of calculating the award. They included site consolidation expenditures for consolidating U.S. manufacturing locations, significant customer bankruptcies or plant shutdown; change in accounting principles, unusual factors driving an increased tax rate; non-recurring adjustments to income such as asset write-downs or write-offs, restructuring and related charges and first-year acquisition costs/losses; adverse legal judgments, settlements, litigation expenses, and legal and environmental reserves; expenditures for discretionary Board approved corporate purposes or major initiatives, including individual personnel actions; and changes in exchange rates.

In 2009, reported net income was $16.2 million ($1.47 per share) and with CEO transition costs and restructuring charges added back, net income was $20.9 million ($1.75 per share), exceeding the GAIP maximum goal of $16.4 million ($1.49 per share). Accordingly, all participants earned the maximum corporate component of the GAIP bonus.

In 2009, Mr. Barry’s individual goals included, among others things, achieving the 2009 financial plan, ensuring strong liquidity and credit position, retaining key associates, returning margins to acceptable (budgeted) levels, significantly reducing the Company’s cost structure without damaging existing business, strategically positioning Quaker well for the future and assuring manufacturing consolidation plans are advanced as planned. Mr. Barry earned 100% of his target individual component. The individual goals of the other executive officers were a mix of quantitative performance objectives and managerial goals, such as achieving regional sales budgets, improving profitability of certain regional business segments, realizing on certain business development opportunities, lowering working capital to historical levels, advancing the Company’s investor relations program, improving our strategy development process, advancing the plan for growth in certain identified markets, and SOX compliance. The other Named Executive Officers achieved 100% of the target opportunity on their individual components of the annual bonus.

Long-Term Incentives

Under the Company’s Long-Term Performance Incentive Plan (“LTIP”), stock options, restricted stock, long-term cash payments and other types of awards can be made to participants. This plan is intended to assist us in attracting, retaining, and motivating employees, non-employee directors and consultants through the use of compensation that rewards long-term performance. The use of stock-based compensation in our long-term incentive plan balances the cash-based annual incentive bonus and cash portion of our long-term performance plan. The Committee believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of Quaker’s shareholders. Under the LTIP, a three-year performance period is used. Generally, employees selected as award recipients hold key positions impacting the long-term success of Quaker and its subsidiaries. These awards are based on overlapping three-year performance periods, so a new program starts each year and a payment is made each year, if earned.

Under the Company’s LTIP, Mr. Barry and the other Named Executive Officers were awarded options, time-based restricted stock, and a target cash award for the 2007-2009 performance period. Payment of the cash award was dependent upon achieving certain targeted performance over the three-year period on relative total shareholder return (“TSR”) as compared to the S&P SmallCap 600 (Materials Group). The threshold for the TSR target was relative performance at the 30th percentile of the comparison group, target was at the 50th percentile, and maximum was at the 85th percentile. For this period, Quaker’s TSR equated to a ranking in the 78th percentile of the comparison group warranting a payout of 91.25% of maximum.

Each year, the Committee reviews with Towers Watson current trends in long-term compensation practices. The most recent review confirmed that Quaker’s practices were generally consistent with those of other public companies, and are as follows:

•

Provide for three types of awards (cash, restricted stock, and options) to senior executives, including each of the Named Executive Officers, but limit awards for lower level executives to cash and restricted stock.

•

The cash portion of the Company’s LTIP will be performance-based. The performance criteria for the cash payment is a single metric, relative total shareholder return over the applicable period as compared to the S&P SmallCap 600 (Materials Group). By tying the cash award to shareholder value, it allows a market metric to be used as a performance measure without accounting complications.

•

Restricted stock will be time-based and would vest at the end of three years assuming continued employment of the grantee. These restricted shares would be eligible for dividends payable at the time dividends are paid generally.

•	Options will vest in three equal installments over a three-year performance period commencing with the anniversary of the date of grant.

The relative value of each of the aforementioned awards is roughly equal at the time of grant assuming target performance of the cash portion.

In the first quarter of 2009, the Committee selected participants for the 2009-2011 performance period, including all of the Named Executive Officers. As discussed above, for all executive officers, including the CEO, target awards were determined as a percentage of base salary. The specific amount of each award was determined based on market data provided by Towers Watson, as well as the relative position of each executive officer within the Quaker organizational structure, influence on long-term results, past practice, performance factors independent of the terms and amounts of awards previously granted, and policy targets for the mix of compensation between base salary, annual and long-term incentives. The target award for Mr. Barry was 115% of base salary while for the other Named Executive Officers the range was 30% to 55% of base salary.

For the 2009-2011 performance period, Mr. Barry received a long-term incentive grant of a target cash award opportunity of $172,500, 22,316 restricted stock and 75,658 options. The other Named Executive Officers received target cash award opportunities ranging from $32,612 to $45,577, restricted stock ranging from 4,219 to 5,896 and options ranging from 14,304 to 19,990.

The exercise price of options awarded under the LTIP is not less than 100% of the “fair market value” of a share of Quaker common stock on the date the option was granted defined as the last sale price for a share of common stock as quoted on the New York Stock Exchange for that date or, if not reported on the New York Stock Exchange for that date, as quoted on the principal exchange on which the common stock is listed or traded, and if no such sales are made on that date, then on the next preceding date on which there are such sales.

Stock Ownership Policy

To align the interests of executive officers with the interests of our shareholders, each of the Named Executive Officers must maintain a minimum ownership in Quaker stock. In 2009, the Committee modified the policy raising the minimum levels of Quaker stock ownership to be held by executive officers. For the CEO, the minimum is five times his base salary and for our other Named Executive Officers the minimum is one and one-half times the executive’s base salary. The ownership levels must be attained by the end of five years after the later of the appointment of the person as an executive officer (including the Named Executive Officers) or the date the policy was modified. The CEO and all but one of the Named Executive Officers were in compliance with the new ownership policy when last tested in June 2009 and all were in compliance with the old ownership guidelines.

Retirement Benefits

U.S. Qualified Defined Benefit Plan

Before 2006, nearly all of Quaker’s U.S. employees were covered by a non-contributory qualified defined benefit retirement plan. The plan when originally adopted had a traditional final pay formula for calculating a participant’s benefit which has been modified over the years. In 2001, a new formula was adopted. It is an accrual-based formula providing for annual credits of 3% to 7% of an employee’s salary depending on age and service, with interest on the balance accruing based on the average rate of interest on 30-year treasury bonds (or 3.79%, if more). Participants who have reached the age of 60 and have at least 10 years of service are eligible for early retirement. The pension benefit is now calculated based on the benefit accrued under the old formula as of December 31, 2000, and then under the new formula commencing January 1, 2001. Effective December 31, 2005, the pension plan benefits were frozen for all non-union participants, including all U.S. based executive officers, resulting in no further increase in pension benefits for compensation or service after such date.

Foreign Plans

Mr. Platzer’s retirement benefits are provided under a defined benefit pension plan maintained by the Company’s Netherlands operating subsidiary. Since 2004, the Netherlands plan has used a career average pay formula that provides for a target retirement benefit of 80% career average salary assuming employment of 40 years. In 2004, the formula was modified freezing salary levels at then current levels for pension purposes with annual increases at an assumed rate of 3%. To the extent inflation increases over 3%, half of the excess will be added to the assumed rate of annual increases. Prior to 2004, the plan was a final salary plan and provided 70% of final salary assuming employment of 40 years. For pension purposes, pensionable salary is defined as 14.02 times a participant’s monthly salary. Pension liabilities under this plan are funded through an insurance policy. Mr. Bregolato’s retirement benefit is provided under a defined contribution plan maintained by Quaker’s Brazilian operating subsidiary. The plan is entirely paid by the Company and the current contribution rate is 12.187% of salary. Contributions are annually readjusted to reflect salary increases. Quaker Brazil will have no additional liability with regard to the retirement plan beyond paying the annual contributions.

Nonqualified Supplemental Retirement Income Program

We also provide supplemental retirement income to certain of our U.S. based executive officers. Executive officers are designated by the Committee to participate in the Supplemental Retirement Income Program (“SRIP”).

At this time, Messrs. Barry and Benoliel are the only active executive officers participating in the SRIP. It provides an annual benefit of 50% of the participant’s pre-tax “average annual compensation,” reduced by three offsets and further reduced if the participant completes fewer than 30 years of service. This benefit is generally payable over the participant’s lifetime, starting within seven months after the participant’s retirement (on account of disability or after attaining age 62), or starting after the participant’s 65th birthday (if the participant’s employment terminates after five years of participation but before retirement). Other benefit forms are 36 monthly installments (if payments start after the participant attains age 65) or monthly payments over the lifetime of the participant with a lump sum payable to his or her surviving beneficiary. However, benefits are payable in a lump sum if the present value of the participant’s benefit does not exceed a Code limit ($16,500 for distributions in 2010) or if the participant dies or a change in control occurs.

Average annual compensation is defined for this program as the average of the participant’s annual base compensation and annual bonuses paid in the three calendar years (of the last ten) in which such amounts were the highest. The offsets are the participant’s annual Social Security benefit (based on certain assumptions), the annual benefit payable to the participant over his or her lifetime under the qualified defined benefit retirement plan discussed above, and the aggregate amount of the qualified non-elective contributions made on the participant’s behalf under the Quaker Chemical Corporation Retirement Savings Plan (plus assumed earnings) expressed as an annual benefit payable over the participant’s lifetime. The service reduction is equal to 3.333% for each year (or partial year) of service fewer than 30 completed by the participant.

For the two original (and currently the only) active participants in SRIP, their accrued benefit is the greatest of:

1.	if employed by the Company at age 55, the benefit payable under the formula set forth in the SRIP as in effect prior to January 1, 2005, based on the original participant’s salary plus bonus and years of employment when he attains age 55; or

2.	the sum of the benefit the original participant would have accrued as of December 31, 2006, under the formula set forth in the SRIP as in effect prior to January 1, 2005, based on the original participant’s salary plus bonus and years of employment at December 31, 2006, plus the benefit the original participant accrues under the new formula, described above, but disregarding service completed before 2007; or

3.	the amount determined under the new formula described above.

The year-over-year increases in the present value of the retirement benefits realized in 2009, as reflected in the Summary Compensation Table on page 26 of this proxy statement, for Messrs. Barry and Benoliel, were primarily due to the changes in the discount rate applied in calculating the present value benefit and an increase in SRIP compensation.

Severance and Change in Control Benefits

The Committee believes that appropriate severance and change in control benefits are an important part of the total compensation benefits package because they enhance our ability to compete for talent and foster stability in our management. Quaker has entered into employment agreements with each of our Named Executive Officers, pursuant to which severance benefits are payable, and has entered into change in control agreements with each of our executive officers, including each of the Named Executive Officers, pursuant to which the executive officers will receive certain benefits if they are terminated within a specified period following a change in control of Quaker. In determining amounts payable, the Committee seeks to provide severance benefits sufficient to allow our executives time to find a comparable position elsewhere and change in control benefits sufficient to induce our executives to support a change in control transaction fully and remain with us despite any risk of termination after the transaction.

Mr. Barry’s Employment Agreement

Mr. Barry is employed pursuant to an employment agreement which automatically renews for one-year terms unless either Quaker or Mr. Barry gives 90 days prior notice of non-renewal. In accordance with the terms of the employment agreement, our Board’s Compensation/Management Development Committee reviews and adjusts Mr. Barry’s annual base salary each year. His base salary for 2009 was $450,000. Mr. Barry is eligible to participate in our GAIP and LTIP.

Mr. Barry’s employment agreement provides that upon the termination of his employment for any reason, except for death or “disability,” or by us for “cause,” or a “covered termination,” as this latter term is defined in his Change in Control Agreement, Quaker will pay him 18 monthly severance payments that, in the aggregate, are equal to 150% of his base salary at the time of termination plus bonus equal to the average annual bonus earned under Quaker’s annual incentive compensation in the applicable three-year period. In general, this three-year period is the year of termination and the two preceding years (if Mr. Barry received a bonus in the year of his termination), or otherwise, the three calendar years prior to his termination.

In addition to the payments described above, Mr. Barry is entitled to 18 months of medical and dental coverage at a level equal to the coverage provided before his date of termination of employment and the severance allowance will be taken into account in determining his retirement benefit under the SRIP. In addition, an additional 18 months of service and age will be credited in determining this retirement benefit. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” on page 33 of this proxy statement.

“Cause” is defined under Mr. Barry’s employment agreement as either willful and material breach of the terms of his employment agreement (after having received notice thereof and a reasonable opportunity to cure or correct) or dishonesty, fraud, willful malfeasance, gross negligence, or other gross misconduct, in each case relating to the performance of Mr. Barry’s duties to Quaker which is materially injurious to the Company or a conviction of or guilty plea to a felony. A “covered termination” is termination of Mr. Barry’s employment within two years following a change in control by the Company without cause or by Mr. Barry for good reason.

In the case of termination of employment because of disability, Mr. Barry will be entitled to 50% of base salary during the period that benefits are payable under our long-term disability plan. In the case of termination of employment because of death, Mr. Barry’s beneficiary would receive in a lump sum the higher of two times his annual base salary for the year in which his death occurred or the death benefit (as a multiple of base salary) to which any other executive officer would be entitled. The Company currently has a program in which all Named Executive Officers participate entitling each to a death benefit equal to 100% of base salary in the year of death and 50% of base salary in each of the four years thereafter. Mr. Barry would be entitled to the death benefit as it provides a greater benefit than that provided under his employment agreement. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” on page 33 of this proxy statement.

In the case of a termination (other than for death, disability, by us for “cause,” or by Mr. Barry other than for “good reason”) within two years following a change in control, Mr. Barry would be entitled to payment equal to two times the sum of his highest annualized base salary during his employment plus an amount equal to the greater of (i) the average of the annual amounts paid to him under all bonus and annual incentive plans during the applicable three calendar year period described in Mr. Barry’s change in control agreement, or (ii) the target bonus which would have otherwise been payable to Mr. Barry for the calendar year in which the change in control transaction occurred. In general, this three-year period is the year of termination and the prior two years (if Mr. Barry received a bonus in the year of his termination) or, otherwise, the three calendar years prior to his termination. In addition, Mr. Barry would be entitled to receive (i) his earned but unpaid base salary through the date of termination at the current rate, or if higher, at the rate in effect at any time during the 90-day period preceding the change in control; (ii) any unpaid bonus or annual incentive payable to him in respect of the calendar year ending prior to termination; (iii) the pro rata portion of any and all unpaid bonuses and annual incentive awards for the calendar year in which the termination occurs which would have been payable had the target level of performance been achieved for the calendar year; and (iv) the pro rata portion of any and all awards under the LTIP for the performance period(s) in which the termination occurs, which would have been payable had the target level of performance been achieved for the performance period. In addition to the amounts described above, Mr. Barry is also entitled to one-year outplacement services and participation in our medical, dental, and life insurance programs as if still employed for a period of two years. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” on page 33 of this proxy statement.

Other Named Executive Officers

Our other Named Executive Officers are each entitled to severance under their respective employment agreements if the Company terminates their employment (other than in the case of termination for “cause,” disability, death or retirement) equal to 12 months base salary at their then current rate of salary or, if greater, as in the case of Mr. Platzer, severance prescribed by law in foreign jurisdictions. “Cause” is defined in Messrs. Bregolato’s and Platzer’s employment agreements as: (i) willful and continued failure (following written notice) of the executive to perform his duties under the employment agreement; or (ii) the willful engaging by the executive in a continued course of misconduct which is materially injurious to Quaker, monetarily or otherwise. In the case of Messrs. Featherstone and Benoliel, “cause” is defined as: (i) willful and material breach of the memorandum of employment; (ii) dishonesty, fraud, willful malfeasance, gross negligence, or other gross misconduct, in each case relating to the performance of duties which is materially injurious to Quaker; or (iii) conviction of or plea of guilty to a felony. Our other Named Executive Officers are also entitled to reasonable outplacement assistance under their respective employment agreements. Messrs. Featherstone’s, Benoliel’s and Platzer’s severance payments are contingent upon signing a form of release satisfactory to Quaker.

Quaker has entered into change in control agreements with each of its Named Executive Officers. Under these agreements (Mr. Barry’s is described above), the officers other than Mr. Barry are entitled, if terminated (other than for disability, death, by us for “cause,” or by the executive officer other than for “good reason”) within two years following a change in control, to severance in an amount equal to 1.5 times the sum of highest annualized base salary plus an amount equal to the average of the total annual amounts paid to the executive under all applicable annual incentive compensation plans during the applicable three calendar year period described in the change in control agreements. In addition, these executive officers are entitled to receive (i) earned but unpaid base salary through the termination at the rate in effect on the date of termination or, if higher, at the rate in effect at any time during the 90-day period preceding the change in control; (ii) any unpaid bonus or annual incentive payable to the executive in respect of the calendar year ending prior to the termination; (iii) the pro rata portion of any and all unpaid bonuses and annual incentive awards for the calendar year in which the termination occurs based on actual performance for Mr. Bregolato, or target performance for Messrs. Featherstone, Benoliel and Platzer; and (iv) the pro rata portion of any and all awards under the Company’s LTIP for the performance period(s) in which the termination occurs, which would have been payable had the target level performance been achieved for the performance period. In general, this three-year period is the year of termination and the prior two years (for Mr. Featherstone and Mr. Benoliel, if the executive received a bonus in the year of the executive’s termination) or, otherwise, the three calendar years prior to his termination. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” on page 33 of this proxy statement.

In addition to the amounts described above, our other Named Executive Officers are also entitled to one-year outplacement services and participation in our medical, dental, and life insurance programs as if still employed for a period of 18 months. Mr. Platzer is also entitled to receive additional payments as prescribed by the law in the foreign jurisdiction in which he is located. These benefits will be paid or provided only if the executive officer signs a general release of claims. In addition, the benefits and payments will be discontinued if the executive officer violates the confidentiality provisions of his respective change in control agreement (at any time) or the noncompete provisions of the change in control agreement (during employment or the one-year period thereafter).

In the change in control agreements “cause” is defined as: (i) the willful and material breach of the employment agreement between the executive and Quaker (after having received notice and the reasonable opportunity to correct); (ii) dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of the executive’s employment with Quaker which is materially injurious to Quaker; or (iii) conviction of or plea of guilty to a felony. “Good reason” includes, other than by reason of executive’s death or disability: (i) any reduction in the executive’s base salary from that provided immediately before the “covered termination” or, if higher, immediately before a change in control; (ii) any reduction in the executive’s bonus opportunity (including cash or noncash incentives) or increase in the goals or standards required to accrue that opportunity, as compared to the opportunity and goals or standards in effect immediately before the change in control; (iii) a material adverse change in the nature or scope of the executive’s authorities, powers, functions or duties from those in effect immediately before the change in control; (iv) a reduction in the executive’s benefits from those provided immediately before the change in control, disregarding any reduction under a plan or program covering employees generally that applies to all employees covered by the plan or program; or (v) the executive being required to accept a primary employment location which is more than 25 miles from the location at which he was primarily employed during the 90-day period prior to a change in control.

Other Benefits on Termination

In addition to the payments and benefits discussed above, the executive officers are entitled to the payments and benefits that are available to all employees on termination of employment, including vested benefits under the Company’s qualified defined benefit retirement plan and 401(k) plan, short-term and long-term disability benefits (in the event of disability), and life insurance benefits (in the case of death).

Perquisites and Other Benefits

As a general matter, the Company does not provide perquisites to its executive officers. In South America and Europe, consistent with regional compensation practices, cars are provided to mid and upper level managers, including Messrs. Bregolato and Platzer.

Compensation Committee Report

The Compensation/Management Development Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in Quaker’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

Compensation/Management Development Committee

Robert H. Rock, Chairman

Patricia C. Barron

Donald R. Caldwell

Edwin J. Delattre

Summary Compensation Table

The table below summarizes the total compensation awarded to, paid to, or earned by each of our executive officers who are named in the table. In this proxy statement, we sometimes refer to this group of individuals as our “Named Executive Officers.”

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Michael F. Barry	2009	450,000	0	154,650	158,527	626,393	341,000	52,874	1,783,444
Chairman of the Board, Chief Executive Officer and President	2008	377,500	0	465,027	52,687	69,225	191,000	54,250	1,209,689
	2007	296,500	30,549	54,934	71,206	194,447	131,000	45,871	824,507
Mark A. Featherstone	2009	248,600	0	40,859	41,885	149,850	4,000	16,590	501,784
Vice President, Chief Financial Officer and Treasurer	2008	234,304	0	39,620	38,005	24,850	0	21,012	357,791
	2007	204,589	7,551	27,756	0	118,413	0	16,306	374,615
D. Jeffry Benoliel	2009	280,000	0	29,286	30,019	183,362	182,000	22,841	727,508
Vice President—Global Strategy, General Counsel and Corporate Secretary	2008	258,300	0	24,760	23,744	37,275	55,000	26,888	425,967
	2007	246,000	12,866	24,980	32,371	126,266	163,000	25,963	631,446
José Luiz Bregolato(6)	2009	400,905	29,624	29,238	29,971	229,653	0	116,323	835,714
Vice President and Managing Director—South America	2008	284,142	0	31,801	30,495	26,625	0	84,130	457,193
	2007	348,122	14,064	20,933	27,094	166,054	0	94,809	671,076
Wilbert Platzer(6)	2009	315,332	0	38,462	39,425	201,525	36,607	38,808	670,159
Vice President and Managing Director—Europe	2008	303,904	0	42,284	40,561	69,225	0	39,271	495,205
	2007	297,963	22,384	32,382	41,949	160,399	56,715	40,873	652,665

(1)	The amount shown for Mr. Bregolato for 2009 reflects a local bonus. The amounts shown for all Named Executive Officers for 2007 reflects a discretionary bonus payment for the 2004-2006 period.

(2)	The amounts in columns (e) and (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for outstanding equity awards under the Company’s Long-Term Performance Incentive Plan (“LTIP”). Assumptions used in the calculation of these amounts for 2009 are included in Note 15 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(3)	The amounts in column (g) are incentive cash bonuses earned in 2009 and payable in 2010 under the LTIP ($95,393 for Mr. Barry; $25,550 for Mr. Featherstone; $43,362 for Mr. Benoliel; $36,299 for Mr. Bregolato; and $56,210 for Mr. Platzer) and the Company’s Global Annual Incentive Plan (“GAIP”) ($531,000 for Mr. Barry; $124,300 for Mr. Featherstone; $140,000 for Mr. Benoliel; $193,354 for Mr. Bregolato and $145,315 for Mr. Platzer). Also includes for 2008, cash bonuses earned under the LTIP, and for 2007, cash bonuses earned under the Company’s GAIP and the LTIP. All bonuses for foreign-based participants are paid by the applicable local foreign affiliate.

(4)	The amounts shown in column (h) reflect the actuarial increase in the present value of the Named Executive Officer’s benefits under all pension plans established by the Company determined by using the interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. See Note 13 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The increase in the present value of Messrs. Barry’s and Benoliel’s benefits under all pension plans established by the Company was primarily due to the change in the discount rate applied in calculating the present value of the SRIP benefit and an increase in SRIP compensation.

(5)

Includes employer contributions by the Company to the U.S. based Named Executive Officers pursuant to the Company’s Retirement Savings Plan (for 2009, $9,630 for Mr. Barry; $8,593 for Mr. Featherstone; and $8,867 for

Mr. Benoliel; for 2008, $13,907 for Mr. Barry; $14,734 for Mr. Featherstone; and $13,885 for Mr. Benoliel; and for 2007, $13,515 for Mr. Barry; $14,500 for Mr. Featherstone; and $14,500 for Mr. Benoliel; and to Mr. Bregolato pursuant to a defined contribution plan as well as a state mandated severance indemnity fund in the aggregate of $77,728, $54,821 and $65,946 in 2009, 2008 and 2007, respectively).

Includes the costs associated with the use of a Company-provided automobile consistent with regional compensation practices in South America for Mr. Bregolato ($33,175, $26,683 and $27,634 for 2009, 2008 and 2007, respectively) and in Europe for Mr. Platzer ($27,694, $30,811 and $32,101 for 2009, 2008 and 2007, respectively).

Includes dividends paid on time-based restricted stock awards (for 2009, $35,856 for Mr. Barry; $7,322 for Mr. Featherstone; $10,474 for Mr. Benoliel; $5,420 for Mr. Bregolato; and $9,653 for Mr. Platzer; for 2008, $18,091 for Mr. Barry; $3,578 for Mr. Featherstone; $9,503 for Mr. Benoliel; $2,626 for Mr. Bregolato; and $8,460 for Mr. Platzer; and for 2007, $11,551 for Mr. Barry; $1,806 for Mr. Featherstone; $7,963 for Mr. Benoliel; $1,229 for Mr. Bregolato; and $8,772 for Mr. Platzer).

Includes life insurance premiums paid by Quaker for Mr. Barry ($15,843 and $14,596 for 2008 and 2007).

Includes the costs associated with financial planning services (for 2009, $2,196 for Mr. Barry; $675 for Mr. Featherstone; and $3,500 for Mr. Benoliel; for 2008, $2,700 for Mr. Featherstone and $3,500 for Mr. Benoliel; and for 2007, $3,500 for Mr. Benoliel).

Includes the sale of unused vacation for Mr. Barry of $5,192, $3,519 and $3,323 in 2009, 2008 and 2007, respectively.

(6)	Mr. Bregolato’s compensation is paid in Brazilian Reais and Mr. Platzer’s compensation is paid in E.U. Euros. All foreign currency amounts reflected in this table were converted to U.S. Dollars at the spot rate in effect on December 31 of the year for which the information is reported.

Grants of Plan-Based Awards

Provided below is information on grants made in 2009 to the Named Executive Officers under the Company’s Long-Term Performance Incentive Plan. In February 2009, awards for the 2009-2011 period were made to the Named Executive Officers consisting of options vesting in three equal installments over the three-year period, time-based restricted stock vesting after the three-year period, and a cash bonus opportunity. See discussion under the heading “Long-Term Incentives” under the Compensation Discussion and Analysis section on page 19 of this proxy statement.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)(i)	All Other Option Awards: Number of Securities Underlying Options(3) (#)(j)	Exercise or Base Price of Option Awards(4) ($/Sh)(k)	Grant Date Fair Value of Stock and Option Awards(5) ($)(l)
		Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold ($)(f)	Target ($)(g)	Maximum ($)(h)
Michael F. Barry	2/25/09	69,000	172,500	345,000	0	0	0	22,316	75,658	6.93	313,177
Mark A. Featherstone	2/25/09	18,231	45,577	91,154	0	0	0	5,896	19,990	6.93	82,745
D. Jeffry Benoliel	2/25/09	13,067	32,667	65,334	0	0	0	4,226	14,327	6.93	59,306
José Luiz Bregolato	2/25/09	13,045	32,612	65,224	0	0	0	4,219	14,304	6.93	59,209
Wilbert Platzer	2/25/09	17,160	42,900	85,800	0	0	0	5,550	18,816	6.93	77,887

(1)	The amounts shown in column (c) reflect the minimum payment level under the Company’s LTIP, which is 20% of the maximum amount shown in column (e). The amount shown in column (e) is 200% of each target amount. The value or maturation of a performance incentive unit is determined by performance over a three-year period based on relative total shareholder return (“TSR”) against a pre-determined peer group.

(2)	The amounts shown in column (i) for awards granted on February 25, 2009, reflect the number of shares of time-based restricted stock awarded under the LTIP with full vesting on February 25, 2012.

(3)	The amounts shown in column (j) reflect the combination of incentive and non-qualified options which were issued under the LTIP. These options vest one-third on each of the first, second and third anniversaries of the grant date, commencing on February 25, 2010.

(4)	With respect to the awards granted on February 25, 2009, under the provisions of the LTIP, the fair market value is defined as the closing market price on the grant date.

(5)	The amounts included in column (l) represent the full grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in Note 15 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

Name (a)	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options(1) (#) Exercisable (b)	Number of Securities Underlying Unexercised Options(2) (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)
Michael F. Barry	3,000	0	0	19.98	3/6/2013	2,375	(4)	49,020	0	0
	5,663	4,994	0	23.13	2/22/2014	2,500	(5)	51,600
	4,253	8,508	0	19.45	1/29/2015	2,824	(6)	58,287
	0	75,658	0	6.93	2/25/2016	12,000	(7)	247,680
						22,316	(9)	460,602
Mark A. Featherstone	2,600	0	0	26.05	4/15/2011	1,200	(4)	24,768	0	0
	4,700	0	0	21.97	3/9/2012	2,037	(6)	42,044
	3,068	6,137	0	19.45	1/29/2015	5,896	(9)	121,693
	0	19,990	0	6.93	2/25/2016
D. Jeffry Benoliel	4,700	0	0	26.05	4/15/2011	1,080	(4)	22,291	0	0
	5,110	0	0	21.97	3/9/2012	1,273	(6)	26,275
	3,467	0	0	19.98	3/6/2013	3,750	(8)	77,400
	2,270	2,270	0	23.13	2/22/2014	4,226	(9)	87,225
	1,917	3,834	0	19.45	1/29/2015
	0	14,327	0	6.93	2/25/2016
José Luiz Bregolato	4,800	0	0	20.18	3/19/2010	905	(4)	18,679	0	0
	4,700	0	0	26.05	4/15/2011	1,635	(6)	33,746
	4,700	0	0	21.97	3/9/2012	4,219	(9)	87,080
	4,700	0	0	19.98	3/6/2013
	3,800	1,900	0	23.13	2/22/2014
	2,462	4,924	0	19.45	1/29/2015
	0	14,304	0	6.93	2/25/2016
Wilbert Platzer	6,000	0	0	19.98	3/6/2013	1,400	(4)	28,896	0	0
	5,883	2,942	0	23.13	2/22/2014	1,875	(5)	38,700
	3,274	6,550	0	19.45	1/29/2015	2,174	(6)	44,871
	0	18,816	0	6.93	2/25/2016	5,550	(9)	114,552

(1)	These options have a seven-year term. The vesting schedules for each of the grants whose expiration dates are listed follow: for March 19, 2010, 50% on the first anniversary of the grant date and 25% on each of the second and third anniversaries of the grant date; for April 15, 2011, 75% on the first anniversary of the grant date, 15% on the second anniversary of the grant date, and 10% on the third anniversary of the grant date; for March 9, 2012, 100% on June 15, 2005; and for March 6, 2013, February 22, 2014 and January 29, 2015, one-third on each of the first, second and third anniversaries of the grant date. For options expiring on March 19, 2010, the grant date is March 19, 2003. For options expiring on April 15, 2011, the grant date is April 15, 2004. For options expiring on March 9, 2012, the grant date is March 9, 2005. For options expiring March 6, 2013, the grant date is March 6, 2006. For options expiring February 22, 2014, the grant date is February 22, 2007. For options expiring on January 29, 2015, the grant date is January 29, 2008.

(2)	Options expiring February 22, 2014, January 29, 2015 and February 25, 2016 have a seven-year term and vest one-third on each of the first, second and third anniversaries of the grant date. For options expiring on February 22, 2014, the grant date is February 22, 2007. For options expiring on January 29, 2015, the grant date is January 29, 2008. For options expiring on February 25, 2016, the grant date is February 25, 2009.

(3)	Reflects amounts based on the closing market price of the Company’s common stock on the New York Stock Exchange of $20.64 per share on December 31, 2009.

(4)	Time-based restricted stock awards granted under the LTIP with full vesting on February 22, 2010.

(5)	Performance-based restricted stock awards issued under the GAIP which vest on March 9, 2010.

(6)	Time-based restricted stock awards granted under the LTIP with full vesting on January 29, 2011.

(7)	Time-based restricted stock award granted under the LTIP which vests in four equal annual installments commencing on July 1, 2010 through July 1, 2013.

(8)	Time-based restricted stock award granted under the LTIP which vests 50% on June 23, 2010 and 50% on June 23, 2011.

(9)	Time-based restricted stock awards granted under the LTIP with full vesting on February 25, 2012.

Option Exercises and Stock Vested

This table shows the number and value of stock options exercised and stock awards vested during 2009 by the Named Executive Officers.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)	Number of Shares Acquired on Vesting (#)(d)		Value Realized on Vesting(5) ($)(e)
Michael F. Barry	0	0	7,150	(1)	62,960
Mark A. Featherstone	0	0	1,200	(2)	6,756
D. Jeffry Benoliel	0	0	4,700	(3)	49,224
José Luiz Bregolato	0	0	750	(2)	4,223
Wilbert Platzer	0	0	3,525	(4)	18,065

(1)	Includes (i) 1,650 shares of a time-based restricted stock award under the LTIP, which vested 100% on February 28, 2009; (ii) 2,500 shares of a time-based restricted stock award of 10,000 shares under the GAIP, which vested 25% on March 9, 2009; and (ii) 3,000 shares of a time-based restricted stock award of 15,000 shares under the LTIP, which vested 20% on July 1, 2009.

(2)	Represents time-based restricted stock awards which vested under the LTIP on February 28, 2009.

(3)	Includes (i) 950 shares of a time-based restricted stock award under the LTIP, which vested on February 28, 2009 and (ii) 3,750 shares of a time-based restricted stock award of 7,500 shares under the LTIP, 50% which vested on June 23, 2009.

(4)	Includes (i) 1,650 shares of a time-based restricted stock award under the LTIP, which vested on February 28, 2009 and (ii) 1,875 shares of a time-based restricted stock award of 7,500 shares under the GAIP, 25% which vested on March 9, 2009.

(5)	Amounts reflect the closing price of the Company’s common stock on February 27, 2009 (February 28, 2009 was a Saturday) of $5.63 per share; on March 9, 2009 of $4.68 per share; on June 23, 2009 of $11.70 per share; and on July 1, 2009 of $13.99 per share.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers, and the number of years of service credited to each such Named Executive Officer, under each of the Pension Plans and the Supplemental Retirement Income Program under which they are (or may be) entitled to receive payments and benefits. For information on all material assumptions used in quantifying the present value of the accrued pension benefit, see Note 13 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Also, see discussion under the heading “Retirement Benefits” under the Compensation Discussion and Analysis section on page 20 of this proxy statement.

Name (a)	Plan Name (b)	Number of Years Credited Service(3) (#)(c)	Present Value of Accumulated Benefit ($)(d)	Payments During Last Fiscal Year ($)(e)
Michael F. Barry	U.S. Pension Plan	6.0833	56,000	0
	Supplemental Retirement Income Program	11	1,091,000	0
Mark A. Featherstone	U.S. Pension Plan	3.5833	33,000	0
D. Jeffry Benoliel	U.S. Pension Plan	9.6667	108,000	0
	Supplemental Retirement Income Program	14	662,000	0
José Luiz Bregolato(1)		0	0	0
Wilbert Platzer(2)	The Netherlands Pension Plan	23.4167	625,093	0

(1)	Mr. Bregolato’s retirement benefit is provided under a defined contribution plan into which the Company contributes annually 12.187% of his base salary. As of December 31, 2009, the accumulated benefit was $1,176,070.

(2)	Mr. Platzer’s pension benefit includes amounts accrued over nine years with a prior employer.

(3)	In all cases, other than Mr. Platzer, years of credited service do not exceed the executive’s period of employment with the Company (and affiliates). Years of credited service may be less than actual service because (i) benefits under the U.S. qualified defined benefit plan were frozen effective December 31, 2005 or (ii) a definition of years of credited service under the applicable plan takes into account less than full years of employment.

Potential Payments Upon Termination or Change in Control

Provided below in both tabular and narrative form are estimated potential payments to each of our Named Executive Officers under various scenarios, assuming the termination of employment and, where applicable, change in control occurred on December 31, 2009. Except for the Supplemental Retirement Income Program, the amounts shown are aggregate estimated amounts and have not been calculated as a present value or otherwise adjusted for varying payment dates. For information on material assumptions used in quantifying the present value of the Supplemental Retirement Income Program benefit, see Note 13 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The amounts shown are estimates of the amounts that would be paid; the actual amounts to be paid can only be determined at the time of the executive’s separation from the Company (or a change in control, if applicable). Also, see the discussion under the heading “Severance and Change in Control Benefits” in the Compensation Discussion and Analysis on page 22 of this proxy statement.

Termination in Connection with Change in Control

Named Executive Officers—Estimated Payments and Benefits

Upon Termination of Employment in Connection With a Change in Control

	Michael F. Barry		Mark A. Featherstone		D. Jeffry Benoliel		José Luiz Bregolato(1)	Wilbert Platzer(1)
Severance Allowance ($)	1,478,456	(2)	439,256	(2)	532,077	(2)	725,418	824,653	(3)
Annual Bonus ($)	292,050		68,365		77,000		105,426	79,923
Performance Incentive Units ($)	146,943		56,055		50,469		54,607	75,238
Restricted Stock Awards (time-based vesting)($)(4)	867,190		188,505		213,191		139,506	227,019
Stock Options ($)(5)	1,047,396		281,366		200,986		201,967	265,759
Medical/Dental/Life Insurance ($)(6)	37,582		31,442		32,972		9,617	0
Outplacement Assistance ($)(7)	9,500		9,500		9,500		9,500	9,500
Supplemental Retirement Income Program ($)(8)	1,191,000		0		590,000		0	0

(1)	Amounts due in foreign currency were converted to U.S. dollars for the purposes of this table at the spot rate in effect on December 31, 2009.

(2)	The severance allowance for Messrs. Barry and Featherstone has been reduced by $5,644 and $27,994, respectively, in each case the amount necessary to avoid imposition of excise tax under Code section 4999 (assuming reduction of the severance allowance is the least economically detrimental to the executive).

(3)	This is the estimated amount to which Mr. Platzer may be entitled under the law of The Netherlands, using a typical factor of 1.5. This amount may be adjusted upward (using a factor of 2.0) or downward by a Dutch court depending on the circumstances triggering the termination. To the extent a court-ordered severance payment exceeds the amount of Mr. Platzer’s severance allowance under his change in control agreement, no severance allowance would be payable under his change in control agreement. The severance allowance determined under Mr. Platzer’s change in control agreement is estimated at $607,014. Mr. Platzer’s change in control agreement provides that payments contingent on a change in control will be reduced to the extent necessary to avoid imposition of the excise tax under Code section 4999. Whether such a reduction is required depends on the amount of Mr. Platzer’s severance. No reduction would be required if Mr. Platzer’s severance does not exceed the estimated amount determined under his change in control agreement.

(4)	This amount reflects the closing market price of our common stock on December 31, 2009 ($20.64) multiplied by the number of shares that would become vested on termination or change in control.

(5)	This amount reflects the number of shares for which options would become vested on a change in control, multiplied by the positive difference (if any) between the closing market price of our common stock on December 31, 2009 ($20.64) and the exercise price of the option. Options that were vested before December 31, 2009 are shown in the Outstanding Equity Awards at Fiscal Year-End Table on page 29 of this proxy statement.

(6)	This amount reflects the value of medical, dental, and life insurance coverage for 24 months (Mr. Barry) and for 18 months for the other Named Executive Officers, all based on our current costs for these benefits. Mr. Platzer is not entitled to continuation of these benefits since the Dutch statutory formula is used to determine severance.

(7)	This amount is the estimated value of providing outplacement counseling and services during 2010.

(8)	Amount shown is the December 31, 2009 present value of the estimated benefit payable if, on December 31, 2009, a change in control occurred. The December 31, 2009 present value of the Supplemental Retirement Income Program benefit payable in the case of Mr. Barry’s disability is $2,248,000, in the case of Mr. Barry’s death is $970,000, in the case of Mr. Barry’s resignation is $807,000, and in the case of Mr. Barry’s termination from employment by the Company other than for cause or disability is $836,000. Mr. Benoliel vested in his Supplemental Retirement Income Program benefit on July 1, 2009. The December 31, 2009 present value of the Supplemental Retirement Income Program benefit payable in the case of Mr. Benoliel’s disability is $1,459,000, in the case of Mr. Benoliel’s death is $590,000, and in the case of Mr. Benoliel’s termination is $489,000.

Termination Other than for Cause, Disability, Death or Retirement

Under the terms of their employment agreements, our Named Executive Officers are entitled to severance benefits and 12 months of outplacement services if the Company terminates their employment (other than for cause, disability, death or retirement) and the termination is not in connection with a change in control. In addition, Mr. Barry is entitled to participate in Quaker’s medical and dental plans for 18 months after termination on the same basis as an active employee. In the case of such termination, Mr. Barry is entitled to a multiple of 1.5 times his base salary and bonus paid during a three-year period as described in his employment agreement. In the case of such termination, Messrs. Barry, Featherstone, Benoliel, Bregolato, and Platzer are entitled to severance equal to 12 months of base salary as of the termination date. The severance amounts payable under such circumstances are as follows: $845,878 (Mr. Barry), $248,600 (Mr. Featherstone); $280,000 (Mr. Benoliel); $386,093 (Mr. Bregolato); and $315,333 (Mr. Platzer). In Mr. Platzer’s case, the statutory amount shown determined under the laws of The Netherlands would be paid if higher (See Note 3 to the above chart).

Termination as a Result of Death or Disability

If employment were terminated on December 31, 2009, as a result of death or disability (as defined in the respective plan), the amounts shown above for Annual Bonus (assuming target performance is attained), Restricted Stock Awards (time-based vesting) and Stock Options would be paid.

In the case of death on December 31, 2009, a death benefit would be paid in 2009 of $450,000 (Mr. Barry), $248,600 (Mr. Featherstone), $280,000 (Mr. Benoliel), $298,376 (Mr. Bregolato) or $310,143 (Mr. Platzer), plus 50% of base salary during each of the following four years (2011-2014) (Mr. Barry, $225,000, Mr. Featherstone, $124,300, Mr. Benoliel, $140,000, Mr. Bregolato, $149,188 and Mr. Platzer, $155,071).

Director Compensation

The Governance Committee is charged with reviewing and making recommendations to the Board of Directors with respect to director compensation. The Company uses a combination of cash and stock-based compensation to attract and retain candidates on the Board. Director compensation is targeted at the median of the relevant comparison groups consistent with the positioning of executive officer compensation. In the past, in making this determination, the Governance Committee has used certain industry-wide data to set compensation obtained by Quaker’s management.

During the third quarter of 2008, the Governance Committee engaged Semler Brossy Consulting Group to assist it in designing a compensation program appropriate for the Company’s directors. Based on comparative data provided, which included general industry data (National Association of Corporate Directors and Conference Board) and data from the public companies included within the comparison group used in setting executive officer compensation, the current director compensation was found to be at or below the 25th percentile of the comparison groups. The Company’s Board, based on the Governance Committee’s recommendation, approved certain adjustments in the current year’s director compensation and set compensation for the 2009-2010 Board year.

For the 2009-2010 Board year, each independent director received an annual cash retainer of $32,000 and a time-based restricted stock award equal to $36,000, issued in May 2009, which vests in a single installment a year from the date of issuance assuming continued Board membership. In March 2009, the Board reduced the cash retainer from $40,000 to $32,000 as part of the Company’s efforts to reduce expenses. In addition, each independent director received $1,250 for each Board and Board committee meeting he or she attended, and the chairperson of each Board committee received the following additional compensation: Audit Committee, $10,000; Compensation/Management Development Committee, $6,000; Executive Committee, $4,000; and Governance Committee, $4,000. The Lead Director receives an annual retainer of $15,000.

Currently, each director is required to beneficially own at least 7,500 shares of Quaker’s common stock. Until a director accumulates the required number of beneficially owned shares, 75% of the annual retainer is paid in shares of Quaker’s common stock and, once the threshold is met, 25% of the retainer is paid in such shares. Directors who beneficially own the required number of shares of Quaker common stock may elect to receive payment of a larger percentage (up to 100%) of their annual retainer in shares of Quaker common stock.

Director Compensation

Name(1)(a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards(2) ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(f)	All Other Compensation(3) ($)(g)	Total ($)(h)
Joseph B. Anderson, Jr.	39,004	35,992	0	0	0	9,368	84,364
Patricia C. Barron	54,004	35,992	0	0	0	9,368	99,364
Donald R. Caldwell	51,754	35,992	0	0	0	9,368	97,114
Robert E. Chappell	16,514	35,992	0	0	0	33,358	85,864
William R. Cook	23,764	35,992	0	0	0	33,358	93,114
Edwin J. Delattre	40,254	35,992	0	0	0	9,368	85,614
Jeffry D. Frisby	23,010	35,992	0	0	0	25,362	84,364
Ronald J. Naples(4)	0	0	0	0	0	695,772	695,772
Robert H. Rock	46,254	35,992	0	0	0	9,368	91,614

(1)	Mr. Barry is not included in this table. Mr. Barry is an employee of the Company and thus receives no compensation for his service as a director.

(2)	The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for outstanding equity awards under the Company’s LTIP.

(3)	Under the terms of the Director Stock Ownership Plan, the following directors were paid a portion of their retainer in shares valued at $13.835 per share on June 1, 2009 (the retainer payment date), as follows: Mr. Anderson $7,997 (578 shares); Ms. Barron $7,997 (578 shares); Mr. Caldwell $7,997 (578 shares); Mr. Chappell $31,987 (2,312 shares); Mr. Cook $31,987 (2,312 shares); Dr. Delattre $7,997 (578 shares); Mr. Frisby $23,990 (1,734 shares); and Mr. Rock $7,997 (578 shares). In addition, the amounts in this column for each director include dividends paid on unvested time-based restricted stock awards.

(4)	Mr. Naples as a former employee of the Company is not eligible to receive compensation for his service as a director. Mr. Naples, however, did receive (or earn) compensation in 2009 totaling $695,772 pursuant to the Employment, Transition and Consulting Agreement between Quaker and Mr. Naples dated May 22, 2008. The components are: $250,000 for consulting services; $434,272 equating to 67% of the long-term cash bonus for the 2007-2009 performance period; and $11,500 in lieu of life insurance. In addition, the Company provided to Mr. Naples office and secretarial services and medical and dental coverage to him and his wife.

Compensation Policies and Practices—Risk Assessment

The Company has conducted a risk assessment of its compensation program for all associates in all regions generally. We have concluded that the compensation program is balanced overall and does not motivate imprudent risk taking or unethical behavior. Consequently, we believe that Quaker’s compensation approach does not create risks that are reasonably likely to have a material adverse effect on our business or operations.

Stock Ownership of Certain Beneficial Owners and Management

Certain Beneficial Owners

The following table shows how much of Quaker’s common stock is beneficially owned by each person known to us to be the beneficial owner of more than 5% of Quaker’s common stock. Each beneficial owner has sole voting and dispositive power for the shares listed, unless we have indicated otherwise.

Name and Address	Number of Shares Beneficially Owned	Approximate Percent of Class	Number of Votes(3)
BlackRock, Inc.(1) 40 East 52nd Street New York, NY 10022	844,597	7.6	844,597
Royce & Associates, LLC(2) 745 Fifth Avenue New York, NY 10151	907,788	8.2	907,788

(1)	As reported in Schedule 13G filed on January 29, 2010 by BlackRock, Inc. with the Securities and Exchange Commission.

(2)	As reported in Schedule 13G/A filed January 26, 2010 by Royce & Associates, LLC with the Securities and Exchange Commission.

(3)	These shares, which are held in street name, are presumed under Article 5 of the Company’s Articles of Incorporation to be entitled to one vote per share.

Management

The following table shows the number of shares of Quaker’s common stock beneficially owned by each of our directors, our nominees for director and the Named Executive Officers named in the Summary Compensation Table on page 26 and by all of our directors (including our nominees for director) and executive officers as a group. The information in the table is as of March 5, 2010. Each director and executive officer has sole voting and dispositive power over the common stock listed opposite his or her name, unless we have indicated otherwise.

Name	Aggregate Number of Shares Beneficially Owned		Approximate Percent of Class(1)	Number of Votes
Joseph B. Anderson, Jr.	10,042		*	10,042
Patricia C. Barron	18,593		*	18,829
Michael F. Barry	187,144	(2)	1.6	139,760
Donald R. Caldwell	11,144		*	11,144
Robert E. Chappell	16,208		*	98,801
William R. Cook	16,944		*	16,944
Edwin J. Delattre	12,317	(3)	*	12,317
Jeffry D. Frisby	7,291		*	7,291
Ronald J. Naples	548,457	(2)(3)	4.8	2,132,710
Robert H. Rock	12,479		*	18,401
Mark A. Featherstone	60,712	(2)	*	40,734
D. Jeffry Benoliel	133,245	(2)	1.2	696,705
José Luiz Bregolato	46,163	(2)	*	11,925
Wilbert Platzer	51,460	(2)	*	46,998
All directors and officers as a group (17 persons)	1,188,939	(2)	10.3	3,300,462	(4)

*	Less than 1%.

(1)	Based upon 11,521,422 shares outstanding, adjusted to reflect options currently exercisable or exercisable within 60 days of the record date by the named person or the group, as applicable.

(2)	Includes the following respective numbers of shares subject to options that are currently exercisable or exercisable within 60 days of the record date: 199,367 shares in the case of Mr. Naples; 47,384 shares in the case of Mr. Barry; 20,100 shares in the case of Mr. Featherstone; 26,427 shares in the case of Mr. Benoliel; 34,292 shares in the case of Mr. Bregolato; 27,646 shares in the case of Mr. Platzer; and 374,095 shares in the case of all directors and officers as a group.

(3)	Includes (i) 9,335 shares in the case of Dr. Delattre held jointly with his spouse with whom he shares voting and dispositive power; and (ii) 2,586 shares in the case of Mr. Naples of which 2,186 shares are held jointly by Mr. Naples and his spouse with whom he shares voting and dispositive power, and 400 shares are held in a charitable private foundation of which Mr. Naples and his spouse are trustees and share voting and dispositive power.

(4)	Represents 14.9% of all votes entitled to be cast at the meeting, based on information available on March 5, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on (i) our review of reports submitted to us during and with respect to the year ended December 31, 2009, filed with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”), including any amendment thereto and (ii) written representations of Quaker’s directors and officers, Quaker believes that all reports required to be filed under Section 16(a) of the 1934 Act, with respect to transactions in Quaker’s common stock through December 31, 2009, were filed on a timely basis.

Certain Relationships and Related Transactions

The Board recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation or the perception thereof. Nevertheless, the Board also recognizes that there are situations when related party transactions may be consistent with the best interests of the Company. Accordingly, the Governance Committee, on the Board’s authority, adopted a written policy to govern the review and approval of all related party transactions involving the Company.

The policy requires all related party transactions involving $50,000 or more be reviewed by the Governance Committee. Related parties are defined as any director, nominee for director, senior officer (including all Named Executive Officers), and any immediate family member of the foregoing. Prior to entering into a transaction with Quaker subject to the Governance Committee’s review, the related party must make a written submission to Quaker’s General Counsel setting forth the facts and circumstances of the proposed transaction, including, among other things, the proposed aggregate value of such transaction, the benefits to Quaker, and an assessment of whether the proposed transaction is on terms comparable to those available from an unrelated third party. The Governance Committee (or, when urgent action is required, that Committee’s Chair) will evaluate all of the foregoing information to determine whether the transaction is in the best interests of Quaker and its shareholders, as the Committee (or Chair) determines in good faith.

Related Party Transactions

In early 2008, AC Products, Inc., one of Quaker’s subsidiaries, began selling certain products at Triumph Fabrications-Hot Springs, Inc. Triumph Fabrications is one of a number of companies that are part of Triumph Aerospace Systems Group, a subsidiary of Triumph Group, Inc., whose President and Chief Operating Officer is Jeffry D. Frisby, a Quaker Director. Triumph Fabrications is a leading manufacturer of sheet metal parts and assemblies used in the aviation industry. AC Products is the leading supplier of chemical milling maskants to the aerospace industry. The annual sales in 2009 to this account were approximately $760,000 and such sales are continuing in 2010. The Governance Committee reviewed and approved this transaction consistent with the policy described above and the Committee is updated annually.

Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010. There is no requirement that the Board’s selection of PricewaterhouseCoopers LLP be submitted to our shareholders for ratification or approval. The Board, however, believes that Quaker’s shareholders should be given an opportunity to express their views on the selection. While the Board is not bound by a vote against ratifying PricewaterhouseCoopers LLP, the Board may take a vote against PricewaterhouseCoopers LLP into consideration in future years when selecting our independent registered public accounting firm. PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited our financial statements since 1968.

We anticipate that representatives of PricewaterhouseCoopers LLP will be present at the meeting and, if present, we will give them the opportunity to make a statement if they desire to do so. We also anticipate that the representatives will be available to respond to appropriate questions from shareholders.

Audit Fees

Audit fees charged to us by PricewaterhouseCoopers LLP for audit services rendered during the years ended December 31, 2008 and 2009 for the integrated audit of our financial statements and our internal controls over financial reporting included in our Annual Report on Form 10-K, the review of the financial statements included in our quarterly reports on Form 10-Q, and foreign statutory audit requirements totaled $1,407,000 and $1,238,000, respectively.

Audit-Related Fees

Audit-related fees charged to us by PricewaterhouseCoopers LLP for audit-related services rendered, primarily related to foreign statutory audit-related assistance, certifications and other audit-related services, during the years ended December 31, 2008 and 2009, totaled $28,000 and $21,000, respectively.

Tax Fees

Tax fees charged to us by PricewaterhouseCoopers LLP for tax services rendered, primarily related to tax compliance, during the years ended December 31, 2008 and 2009, totaled $86,000 and $117,000, respectively.

All Other Fees

There were no other fees charged to us by PricewaterhouseCoopers LLP for any other products or services provided during the years ended December 31, 2008 and 2009.

Pre-Approval Policy

The Audit Committee has adopted a policy governing the pre-approval of services provided by Quaker’s independent registered public accounting firm. The policy expressly prohibits non-audit services for which engagement is not permitted by applicable law, including internal audit outsourcing and “expert services.” A list of prohibited and permitted services is set forth in the policy. Permitted services under the policy include audit and audit-related services, internal control-related consulting, tax-related services and consulting services not related to information systems design and implementation. Audit and audit-related services include, among other things, services related to securities filings, accounting and financial reporting consultations, statutory audits, acquisition and divestiture-related due diligence and benefit plan audits. Internal control-related consulting is limited to assessing and recommending improvements to Quaker’s internal control structure, procedures or policies. Tax-related services are limited to tax compliance and planning. All services provided by Quaker’s independent registered public accounting firm must be pre-approved by the Audit Committee though the committee’s authority may be delegated to one or more of its members.

All of the fees paid to PricewaterhouseCoopers LLP during the years ended December 31, 2008 and 2009, were pre-approved by the Audit Committee in accordance with its pre-approval policy.

The Board of Directors recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010.

Report of the Audit Committee

This Audit Committee of Quaker’s Board of Directors oversees Quaker’s financial reporting process on behalf of the Board of Directors and acts pursuant to the Audit Committee Charter, which is available at http://www.quakerchem.com by accessing the Investors/Corporate Governance section of our Web site. Our Board has appointed to this Audit Committee four members, each of whom the Board of Directors has affirmatively determined qualifies as an “independent” director under the current listing standards of the New York Stock Exchange and Quaker’s Corporate Governance Guidelines.

As stated in our charter, the Audit Committee’s job is one of oversight. It is not the duty of the Audit Committee to prepare Quaker’s financial statements or plan or conduct audits to determine that Quaker’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or that Quaker’s internal controls over financial reporting are adequate. Financial management (including the internal auditing function) of Quaker is responsible for preparing the financial statements and maintaining internal controls and the independent registered public accounting firm is responsible for the audit of the annual financial statements and the internal controls and rendering an opinion as to the foregoing. In carrying out our oversight responsibilities, the Audit Committee is not providing any special assurance as to Quaker’s financial statements or internal controls or any professional certification as to the outside auditor’s work.

This Audit Committee reviewed and discussed with management Quaker’s audited financial statements for the year ended December 31, 2009. This Audit Committee has also discussed with PricewaterhouseCoopers LLP, Quaker’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended by AICPA Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the audit of Quaker’s financial statements. This Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with this Audit Committee concerning its independence from Quaker and its related entities, and has discussed with PricewaterhouseCoopers LLP its independence from Quaker and its related entities.

Based on the review and discussions referred to above, this Audit Committee recommended to Quaker’s Board of Directors that Quaker’s audited financial statements be included in Quaker’s Annual Report on Form 10-K for the year ended December 31, 2009.

Audit Committee

William R. Cook, Chairman

Joseph B. Anderson, Jr.

Donald R. Caldwell

Jeffry D. Frisby

General

Availability of Form 10-K and Annual Report to Shareholders

Rules of the SEC require us to provide our annual report to shareholders for fiscal year 2009, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 to each shareholder who receives this proxy statement. We will also provide copies of the same material to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, including our Annual Report on Form 10-K are available without charge to shareholders upon written request to: Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Irene M. Kisleiko, Assistant Secretary.

Shareholder Proposals

To be considered for inclusion in next year’s proxy statement, a shareholder proposal must be in writing and received by us no later than December 6, 2010. If a shareholder proposal to be considered at next year’s meeting, but not included in the proxy statement, is not received by us on or before February 19, 2011, the persons appointed as proxies may exercise their discretionary voting authority with respect to the proposal. All proposals should be submitted in writing to: Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: General Counsel.

A proxy form is enclosed for your use. Please complete, date, sign and return the proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States. A prompt return of your proxy will be appreciated.

By Order of the Board of Directors,

D. Jeffry Benoliel

Vice President – Global Strategy,

General Counsel and Corporate Secretary

Conshohocken, Pennsylvania

March 31, 2010

APPENDIX A

SHAREHOLDER VOTING ADMINISTRATIVE PROCEDURES

Voting Rights

At the Annual Meeting of Shareholders held May 6, 1987, shareholders approved an amendment to the Articles of Incorporation, pursuant to which the holders of the Company’s $1.00 par value Common Stock on May 7, 1987 (the “Effective Date”) became entitled to 10 votes per share of Common Stock with respect to such shares, and any shares of Common Stock acquired after the Effective Date, subject to certain exceptions, shall only be entitled to one vote per share until such shares have been owned beneficially for a period of at least 36 consecutive calendar months, dating from the first day of the first full calendar month on or after the date the holder acquires beneficial ownership of such shares (the “Holding Period”). Each change in beneficial ownership with respect to a particular share will begin a new “1 vote” Holding Period for such share. A change in beneficial ownership will occur whenever any change occurs in the person or group of persons having or sharing the voting and/or investment power with respect to such shares within the meaning of Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934. Under the amendment, a share of Common Stock held of record on a record date shall be presumed to be owned beneficially by the record holder and for the period shown by the shareholder records of the Company. A share of Common Stock held of record in “street” or “nominee” name by a broker, clearing agency, voting trustee, bank, trust company, or other nominee shall be presumed to have been held for a period of less than the required 36-month Holding Period. Shareholders desiring to rebut this presumption will be asked to complete and execute an affidavit which is available from the Company upon request. Evidence, in the form of a trade confirmation or account statement indicating ownership through the required Holding Period, is also required. Nevertheless, the Company, at its sole discretion, will determine the adequacy of the evidence presented. The amendment also provides that no change in beneficial ownership will be deemed to have occurred solely as a result of any of the following:

(1)	a transfer by any gift, devise, bequest, or otherwise through the laws of inheritance or descent;

(2)	a transfer by a trustee to a trust beneficiary under the terms of the trust;

(3)	the appointment of a successor trustee, guardian, or custodian with respect to a share; or

(4)	a transfer of record or a transfer of a beneficial interest in a share where the circumstances surrounding such transfer clearly demonstrate that no material change in beneficial ownership has occurred.

Maintaining Records

The Company’s registrar and transfer agent, American Stock Transfer & Trust Company, LLC, maintains the Company’s register of shareholders. A single register is maintained, but individual holdings are coded to indicate automatically the number of votes that each shareholder is entitled to cast. Internal mechanisms automatically convert the voting rights by a 10-to-1 ratio for those shareholders who have held their shares for the required Holding Period. Additionally, the register can be adjusted manually, in order to respond to shareholders whose shares were held in “street” or “nominee” name if shares acquired were held by the same party for the required Holding Period.

Proxy Administration

As indicated above, record ownership proxy administration is relatively simple. The transfer agent will mail proxy cards to all shareholders, and each proxy card will reflect the number of votes that the shareholder is entitled to cast, not the number of shares held. If shareholders have deposited shares with brokers, clearing agencies, voting trusts, banks, and other nominees, such shareholders will normally be entitled to one vote per share. If they can provide evidence that they have held their shares for the Holding Period, they can increase the number of votes that may be cast to 10 votes per share by completing and executing an affidavit which is available from the Company upon request. Equally, if a shareholder believes that he or she is entitled to 10 votes

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per share by virtue of falling within one of the exceptions set forth above, that can be accomplished through proper notification to the Company as indicated above. Acceptable substantiation will in most cases be a letter from the shareholder explaining the circumstances and stating why he or she feels that the common shares held by such shareholder are entitled to 10 votes per share, either because the shares have been held for the required Holding Period or because the shareholder falls within one of the exceptions set forth above. The Company reserves the right to change what it deems to be acceptable substantiation at any time if it appears from experience that the present definition is inadequate or is being abused, and further reserves the right at any time to require that a particular shareholder provide additional evidence that one of the exceptions is applicable.

Where evidence is presented that is satisfactory, the shareholder records will be manually adjusted as appropriate. The shareholder submitting the evidence will be advised as to any action taken or not taken, which will be posted by ordinary mail to the shareholder’s registered address or, if available, communicated through electronic means to the shareholder.

Special proxy cards are not used, and no special or unusual procedures are required in order properly to execute and deliver the proxy card for tabulation by the transfer agent.

Summary

The procedures set forth above have been reviewed with representatives of various brokers and banks, as well as counsel to the Company. Those representatives have made helpful and valuable suggestions, which have been incorporated in the procedures.

The Company is confident that these procedures are efficient in addressing the complications of multi-vote casting and tabulating, but the Company is prepared to revise them if experience dictates the need for revision.

If a shareholder has questions concerning the Shareholder Voting Administrative Procedures or would like to present evidence of ownership through the required 36-month Holding Period, please contact Irene M. Kisleiko, the Company’s Assistant Secretary, at (610) 832-4119.

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QUAKER CHEMICAL CORPORATION

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael F. Barry and William R. Cook, and each of them, proxies of the undersigned, to attend the Annual Meeting of Shareholders of Quaker Chemical Corporation, a Pennsylvania corporation (the “Company”), to be held at the Company’s headquarters located at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania, on May 12, 2010, at 8:30 A.M., and any adjournment thereof, and with all powers the undersigned would possess if present, to vote:

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

QUAKER CHEMICAL CORPORATION

May 12, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

The Notice of Meeting, Proxy Statement and 2009 Annual Report to Shareholders are available at www.quakerchem.com/proxymaterials.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20330000000000000000 9

051210

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

FOR AGAINST ABSTAIN

1. ELECTION OF DIRECTORS:

2. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

NOMINEES:

FOR ALL NOMINEES

Joseph B. Anderson, Jr.

Patricia C. Barron

Edwin J. Delattre

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF FOR WHICH NOTICE HAS NOT BEEN RECEIVED BY COMPANY ON OR BEFORE FEBRUARY 20, 2010.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

The undersigned hereby also acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement with respect to said Meeting, and the Company’s Annual Report, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

March 31, 2010

Dear Quaker Shareholder:

If you are a registered shareholder of Quaker Common Stock, your enclosed proxy card shows the number of votes you are entitled to cast not the number of shares that you own. If you are a beneficial holder (own your shares through a broker, bank or nominee), your voting instruction card shows the number of shares that you own.

In accordance with the Company’s Articles of Incorporation, holders of Common Stock are entitled to 10 votes per share for each share of Common Stock which they have owned for at least 36 consecutive months (or three years). Shares which have been owned for less than three years entitle the holder to one vote per share.

There are some exceptions to the above ownership requirements and those exceptions are listed in Appendix A “Shareholder Voting Administrative Procedures” to the enclosed Proxy Statement.

Since Quaker has no means of tracking ownership of shares held in “street” or “nominee” name, we presume that any shares owned through broker, bank or nominee have been held for less than three years and, therefore, are entitled to one vote per share.

Registered shareholders should review the number of votes that are listed on the proxy card. For all shares purchased by you before March 1, 2007 (36 months before the record date), you are entitled to 10 votes per share. For all shares purchased by you after March 1, 2007, you are entitled to one vote per share.

Any shareholder may seek change by following the instructions outlined in Appendix A to the enclosed Proxy Statement. If you have any questions, please contact Irene M. Kisleiko, Assistant Corporate Secretary, at 610-832-4119.

Thank you.